Exhibit 2.1

CONTRIBUTION AGREEMENT

AMONG

ARKOMA DRILLING, L.P.

AND

WILLISTON DRILLING, L.P.

AND

COMSTOCK RESOURCES, INC.

May 9, 2018

TABLE OF CONTENTS

1.	Definitions and Rules of Construction		1
	1.1	Rules of Construction	13
2.	Contribution and Acquisition of Assets		14
	2.1	Assets to be Contributed	14
	2.2	Conveyancing Instruments	17
	2.3	Suspended Proceeds	17
3.	Consideration and Effective Time		17
	3.1	Consideration	17
	3.2	Allocation of Consideration; Intended Tax Treatment	18
	3.3	Adjustments to Stock Consideration	18
	3.4	Effective Time of Sale	19
4.	Allocation of Revenues and Costs; Indemnification, Retained Obligations and Assumed Obligations		21
	4.1	Allocation of Revenues	21
	4.2	Allocation of Costs; Payment of Invoices	21
	4.3	Certain Indemnities	21
	4.4	Retained Obligations	26
	4.5	Assumed Obligations	27
5.	Taxes and Payables		27
	5.1	Payment of Asset Taxes	27
	5.2	Occasional Sale of Assets	28
	5.3	Other Transfer Taxes	28
6.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers		28
	6.1	Contributors’ Representations and Warranties	28
	6.2	Comstock’s Representations and Warranties	34
	6.3	Representations and Warranties Exclusive	56
	6.4	Disclaimers, Waivers and Acknowledgments	56
7.	Title Matters		57
	7.1	Examination Period	57
	7.2	Title Defects	57
	7.3	Permitted Encumbrances	58
	7.4	Notice of Title Defects; Title Defect Valuation	60
	7.5	Remedies for Title Defects	61
	7.6	Limitation of Remedies for Title Defects	62
	7.7	Title Benefits	62
	7.8	Special Warranty of Title	63

8.	Environmental Matters		64
	8.1	Environmental Review	64
	8.2	Environmental Definitions	66
	8.3	Notice of Environmental Defects	66
	8.4	Remedies for Environmental Defects	67
	8.5	Limitation of Remedies for Environmental Defects	67
	8.6	Inspection and Condition of the Assets	68
	8.7	Waiver	68
9.	Independent Experts		69
	9.1	Selection of Independent Experts	69
	9.2	Procedures	69
	9.3	Location of Proceeding	69
10.	Additional Covenants		69
	10.1	Preparation of the Proxy Statement; Comstock Stockholder Meeting	69
	10.2	No Solicitation	71
	10.3	Reasonable Best Efforts	75
	10.4	NYSE Listing	76
	10.5	Contributors’ Conduct Prior to Closing	77
	10.6	Comstock’s Conduct Prior to Closing	78
	10.7	Consents to Assignment and Preferential Rights to Purchase	81
	10.8	Compliance	83
	10.9	Insurance	83
	10.10	Access to Comstock Information	83
	10.11	Financing	84
	10.12	Transaction Litigation	85
	10.13	Cooperation	85
	10.14	[Reserved]	85
	10.15	Notification of Certain Matters	85
	10.16	Impact of Stock Splits, Etc	86
	10.17	Board Designation	86
	10.18	Preemptive Rights	87
	10.19	Information Rights	87
11.	Closing, Termination and Final Adjustments		87
	11.1	Conditions Precedent	87
	11.2	Closing	90
	11.3	Termination	91
	11.4	Notice of Termination; Effect of Termination	92
	11.5	Termination Fee	93
	11.6	Final Adjustments	94

12.	Miscellaneous		95
	12.1	Oil, Gas and End Product Imbalances	95
	12.2	Casualty Loss of Assets	95
	12.3	Books and Records	96
	12.4	Publicity	96
	12.5	Assignment	96
	12.6	Entire Agreement	96
	12.7	Amendment or Supplement	96
	12.8	Notices	97
	12.9	Governing Law	98
	12.10	Confidentiality	98
	12.11	Survival of Certain Obligations	98
	12.12	Further Cooperation	98
	12.13	Counterparts	98
	12.14	Exhibits and Schedules	98
	12.15	Severability	99
	12.16	Expenses, Post-Closing Consents and Recording	99
	12.17	CONSPICUOUSNESS/EXPRESS NEGLIGENCE	99
	12.18	Waiver of Certain Damages; Limitation on Contributors’ Indemnity	99
	12.19	Time of the Essence	100
	12.20	Specific Performance	100

LIST OF EXHIBITS

Exhibit “A”	–	Wells and Leases
Exhibit “B”	–	Surface Interests
Exhibit “C”	–	Form of Assignment
Exhibit “D”	–	Form of Certificate of Non-Foreign Status
Exhibit “E”	–	Form of Registration Rights Agreement

LIST OF SCHEDULES

Schedule 2.1(a)(vi)	–	Transferred Contracts
Schedule 2.1(o)	–	Excluded Assets
Schedule 3.2	–	Allocated Values
Schedule 6.1	–	Knowledge Persons of Contributors
Schedule 6.1(e)	–	Suits and Claims
Schedule 6.1(f)	–	Liens
Schedule 6.1(g)	–	Compliance with Laws
Schedule 6.1(i)	–	Rights to Production
Schedule 6.1(j)	–	Imbalances
Schedule 6.1(k)	–	Preferential Rights and Consents
Schedule 6.1(n)	–	Non-Consent Operations
Schedule 6.1(o)	–	Authorizations for Expenditures
Schedule 6.2	–	Knowledge Persons of Comstock
Schedule 6.2(b)	–	Subsidiaries
Schedule 6.2(e)	–	Brokers’ Fees (Comstock)
Schedule 6.2(k)	–	Joint Ventures
Schedule 6.2(l)	–	Material Contracts
Schedule 6.2(n)	–	Insurance
Schedule 6.2(q)	–	Related Party Transactions
Schedule 6.2(t)	–	Comstock Consents
Schedule 6.2(u)(iii)	–	Real Property
Schedule 6.2(v)	–	Benefit Plans
Schedule 6.2(y)	–	Environmental
Schedule 10.5	–	Contributors’ Conduct Prior to Closing
Schedule 10.6	–	Comstock’s Conduct Prior to Closing

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated May 9, 2018 (the “Execution Date”), is by and among ARKOMA DRILLING, L.P., a Texas limited partnership, whose address is 5950 Berkshire Lane, Suite 1400, Dallas, Texas 75225, WILLISTON DRILLING, L.P., a Texas limited partnership, whose address is 5950 Berkshire Lane, Suite 1400, Dallas, Texas 75225 (respectively, “Arkoma” and “Williston” and each a “Contributor” and, together, the “Contributors”), and COMSTOCK RESOURCES, INC., a Nevada corporation, whose address is 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 (“Comstock”).  Comstock and each Contributor are sometimes hereinafter referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Contributors desire to contribute to Comstock and Comstock desires to acquire from the Contributors, on the terms and subject to the conditions set forth in this Agreement, all of the Contributors’ right, title and interest in those certain oil and gas interests and associated assets described herein as Assets (the “Contribution”); and

WHEREAS, in connection with the Contribution, Comstock desires to issue and deliver to the Contributors common stock, par value $0.50 per share, of Comstock (“Comstock Common Stock”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions and Rules of Construction

Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“AAA” shall have the meaning set forth in Section 9.2.

“Action” or “action” means any action, claim, demand, arbitration, hearing, charge, complaint, inquiry, investigation, audit, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Adjusted Stock Consideration” shall have the meaning set forth in Section 3.1.

“Affiliate” or “affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Environmental Deductible” shall have the meaning set forth in Section 8.5.

“Aggregate Indemnification Deductible” shall have the meaning set forth in Section 4.3(b).

“Aggregate Title Deductible” shall have the meaning set forth in Section 7.6.

“Agreement” shall have the meaning set forth in the introduction of this document.

“Allocated Value” shall have the meaning set forth in Section 3.2(a).

“Alternate Proposal” means any proposal or offer from any Person or group of Persons (other than the Contributors) relating to (a) any acquisition or purchase directly or indirectly, in a single transaction or series of transactions, of a business or a group of assets that constitutes more than fifteen percent (15%) of the net revenues, net income or consolidated assets of Comstock and its Subsidiaries, taken as a whole, or more than fifteen percent (15%) of the total voting power of the equity securities of Comstock, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than fifteen percent (15%) of the total voting power of the equity securities of Comstock or (c) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving directly or indirectly, in a single transaction or series of transactions, Comstock (or any Subsidiary or Subsidiaries of Comstock whose business constitutes more than fifteen percent (15%) of the net revenues, net income or consolidated assets of Comstock and its Subsidiaries, taken as a whole).

“Alternative Agreement” shall have the meaning set forth in Section 10.2(d).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Arkoma” shall have the meaning set forth in the introduction to this Agreement.

“Asset” or “Assets” shall have the meaning set forth in Section 2.1(a).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, including, for purposes of Section 4.4 and Section 4.5, such Taxes and franchise Taxes imposed on any of the Comstock Parties as a transferee or successor or pursuant to any applicable Law with respect to obligations or relationships existing prior to the Effective Time or by agreements entered into or transactions entered into prior to the Effective Time, but in each case excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes (other than franchise Taxes imposed on the Comstock Parties under a successor liability rule).

“Assignment” shall have the meaning set forth in Section 2.2.

“Assumed Obligations” shall have the meaning set forth in Section 4.5.

“BOE” means a unit of energy based on the approximate energy released by burning one barrel (i.e., 42 U.S. gallons) of crude oil.

“Business Day” means any day other than Saturday, Sunday, or any day on which commercial banks in Texas are generally authorized or obligated by Law to be closed.

“Casualty Loss” shall have the meaning set forth in Section 12.2.

“Charter Amendment” means an amendment to Comstock’s Restated Articles of Incorporation, in form and substance reasonably satisfactory to the Contributors, providing for (1) an increase in the number of authorized shares of Comstock Common Stock to 155,000,000 shares, (2) the ability of stockholders to act by the written consent of a majority of the shares of Comstock Common Stock entitled to vote so long as the Contributors collectively own a majority of the outstanding shares of Comstock Common Stock and (3) to extent permitted by applicable Law, Comstock’s renouncement of any interest in the business opportunities of the Contributors, their Affiliates or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries.

“Claim Notice” shall have the meaning set forth in Section 4.3(d).

“Claims” shall have the meaning set forth in Section 4.3(a).

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” shall have the meaning set forth in Section 11.2.

“Closing Cash Statement” shall have the meaning set forth in Section 3.4(e).

“Closing Date” shall have the meaning set forth in Section 11.2.

“Closing Period Termination Date” shall have the meaning set forth in Section 4.3(b).

“Closing Stock Calculation” shall have the meaning set forth in Section 3.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Comstock” shall have the meaning set forth in the introduction to this Agreement.

“Comstock Adverse Recommendation Change” shall have the meaning set forth in Section 10.2(d).

“Comstock Board” shall have the meaning set forth in Section 10.1(b).

“Comstock Board Recommendation” shall have the meaning set forth in Section 10.1(b).

“Comstock Capital Stock” shall have the meaning set forth in Section 6.2(k)(i).

“Comstock Common Stock” shall have the meaning set forth in the introduction to this Agreement.

“Comstock Contract” shall have the meaning set forth in Section 6.2(d).

“Comstock Convertible Notes” shall have the meaning set forth in Section 6.2(k).

“Comstock’s Environmental Review” shall have the meaning set forth in Section 8.1(a).

“Comstock Fundamental Representations” shall have the meaning set forth in Section 4.3(c).

“Comstock Intellectual Property” shall have the meaning set forth in Section 6.2(o).

“Comstock Material Adverse Effect” shall have the meaning set forth in Section 6.2(a).

“Comstock Parties” shall have the meaning set forth in Section 4.3(b).

“Comstock Permits” shall have the meaning set forth in Section 6.2(h).

“Comstock Plans” shall have the meaning set forth in Section 6.2(v)(i).

“Comstock Proposals” shall have the meaning set forth in Section 6.2(c)(ii).

“Comstock Representation Letter” shall have the meaning set forth in Section 11.1(b)(v).

“Comstock Reserve Report” shall have the meaning set forth in Section 6.2(z)(i).

“Comstock Stock Plan” means the Comstock Resources, Inc. 2009 Long-term Incentive Plan Amended and Restated Effective as of November 8, 2016, as amended.

“Comstock Stockholder Approval” shall mean, collectively, (a) the approval by the holders of a majority of the outstanding shares of Comstock Common Stock of the Charter Amendment and (b) the approval by the holders of a majority of the outstanding shares of Comstock Common Stock present in person or represented by proxy at the Comstock Stockholders Meeting and entitled to vote thereon of the issuance of more than twenty percent (20%) of the outstanding Comstock Common Stock in the transactions contemplated hereby, in accordance with the rules and regulations of the NYSE.

“Comstock Stockholders” shall mean Persons holding the outstanding shares of Comstock Common Stock.

“Comstock Stockholders Meeting” shall have the meaning set forth in Section 10.1(b).

“Comstock Warrants” shall have the meaning set forth in Section 6.2(k).

“Consents” shall have the meaning set forth in Section 6.1(k).

“Contracts” shall have the meaning set forth in Section 2.1(a)(v).

“Contribution” shall have the meaning set forth in the Recitals.

“Contributor” shall have the meaning set forth in the introduction to this Agreement.

“Contributor Directors” shall have the meaning set forth in Section 10.17.

“Contributor Parties” shall have the meaning set forth in Section 4.3(c).

“Contributor Policies” shall have the meaning set forth in Section 10.9(a).

“Convertible Securities” means any stock or security convertible into or exchangeable for Comstock Common Stock.

“Contributors’ Expenses” shall have the meaning set forth in Section 11.5(b).

“Contributors Representation Letter” shall have the meaning set forth in Section 11.1(b)(v).

“Debt Financing” means (a) a new revolving credit facility entered into by Comstock and (b) a new senior unsecured notes issuance by Comstock, in each case (i) having such terms as are acceptable to the Contributors in their sole discretion and (ii) in an amount as will be sufficient to repay, prepay, redeem or repurchase all amounts outstanding under the Existing Indebtedness (including principal, premium, if any, accrued interest and any other breakage costs or repayment penalty).

“Defensible Title” shall have the meaning set forth in Section 7.2.

“Effective Time” shall have the meaning set forth in Section 3.4(a).

“e-mail” shall have the meaning set forth in Section 12.8.

“Environmental Defect” shall have the meaning set forth in Section 8.2(a).

“Environmental Defect Notice” shall have the meaning set forth in Section 8.3.

“Environmental Defect Value” shall have the meaning set forth in Section 8.2(c).

“Environmental Information” shall have the meaning set forth in Section 8.1(c).

“Environmental Laws” shall have the meaning set forth in Section 8.2(b).

“Equity Securities” means (a) all shares of capital stock of Comstock, (b) all securities convertible into or exchangeable for shares of capital stock of Comstock and (c) all options, warrants, or other rights to purchase or otherwise acquire from Comstock shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Examination Period” shall have the meaning set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Excluded Securities” means (a) shares of Comstock Common Stock, Convertible Securities and Options issued to existing or former officers, directors, employees or consultants of Comstock pursuant to an equity incentive, stock grant, stock purchase or similar plan or arrangement existing as of the date hereof or thereafter approved by the Comstock Board, including any shares of Comstock Common Stock issuable upon exercise of any such Convertible Security or Option or settlement of any award issued under any such plan or arrangement,  (b) shares of Comstock Common Stock issuable upon the exercise or conversion of any other Convertible Securities or Options outstanding as of the date hereof (provided that such exercise or conversion occurs in accordance with the terms thereof, at the exercise or conversion price or ratio in effect immediately prior to the date hereof, subject to the anti-dilution adjustment provisions thereof), and (c) shares of Comstock Common Stock issuable to the Contributors under the terms of this Agreement.

“Execution Date” shall have the meaning set forth in the introduction to this Agreement.

“Existing Indebtedness” means (a) the Credit Agreement, dated as of March 4, 2015, among Comstock, Bank of Montreal as administrative agent and issuing bank, as amended to the date hereof, (b) Comstock’s 10% Senior Secured Toggle Notes due 2020, (c) Comstock’s 7¾% Convertible Second Lien PIK Notes due 2019, (d) Comstock’s 9½% Convertible Second Lien PIK Notes due 2020, (e) Comstock’s 10% Senior Notes due 2020, (f) Comstock’s 7¾% Senior Notes due 2019, and (g) Comstock’s 9½% Senior Notes due 2020.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Settlement Statement” shall have the meaning defined in Section 11.6.

“Fully Diluted Basis” means as if all securities eligible for conversion into or exercisable or exchangeable for shares of Comstock Common Stock had been converted or exercised in full (excluding (a) any shares of Comstock Common Stock that may be issued upon the exercise of Options under any equity incentive plan if such Options have not vested, (b) any shares of Comstock Common Stock that may be issued upon the settlement of restricted stock units under any equity incentive plan if such restricted stock units have not vested and (c) any shares of Comstock Common Stock that may be issued upon the conversion of the Existing Indebtedness).

“GAAP” means Generally Accepted Accounting Principles in the United States.

“Governmental Authority” shall mean any tribal authority, the United States and any state, county or parish, city and political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof.

“Hazardous Materials” means any material, chemical, compound, substance, mixture, waste or by-product that is regulated or subject to standards of liability or control under Environmental Laws, or that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “hazardous chemical,” “oil and gas waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under the Solid Waste Disposal Act, as amended, or the Resource Conservation and Recovery Act, as amended, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” shall have the meaning set forth in Section 2.1(a)(iv).

“Imbalance” shall have the meaning set forth in Section 12.1.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Indemnified Party” shall have the meaning set forth in Section 4.3(d).

“Indemnifying Party” shall have the meaning set forth in Section 4.3(d).

“Indemnity Amount” shall have the meaning set forth in Section 4.3(b).

“Indemnity Limitation” means the Individual Indemnification Threshold, the Aggregate Indemnification Deductible and the Indemnity Amount.

“Independent Expert” shall have the meaning set forth in Section 9.1.

“Individual Environmental Threshold” shall have the meaning set forth in Section 8.5.

“Individual Indemnification Threshold” shall have the meaning set forth in Section 4.3(b).

“Individual Title Threshold” shall have the meaning set forth in Section 7.6.

“Intended Tax Treatment” shall have the meaning set forth in Section 3.2(b).

“IRS” means the Internal Revenue Service.

“Knowledge of Comstock” shall have the meaning set forth in Section 6.2.

“Knowledge of Contributors” shall have the meaning set forth in Section 6.1.

“Law” means any law, statute, ordinance, code, regulation, principle of common law, rule or requirement of any Governmental Authority or any Order.

“Leases” shall have the meaning set forth in Section 2.1(a)(i).

“Lien” means any pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Material Adverse Effect” means any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter that would, or would reasonably be expected to, individually or in the aggregate, (a) materially adversely affect the Assets or the operations, rights, results of operations or the value of the Assets taken as a whole, or (b) materially impair, prevent or delay the Contributors’ ability to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause, or be taken into account in determining, a Material Adverse Effect: any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter (i) that affects generally the oil and/or gas industry, such as fluctuations in the price of oil and gas, or that results from international, national, regional, state or local economic, financial or political conditions, from general developments or from other general economic, financial or political conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the Contributors, (ii) that results from any of the transactions contemplated in this Agreement or the public announcement thereof, (iii) that results from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks or acts of God or natural disasters, or (iv) that results from acts or failures to act of any Governmental Authorities and changes in Laws or GAAP from and after the Execution Date.

“MMBtu” means one million British Thermal Units.

“Net Revenue Interest” means the overall interest of the Contributors in Hydrocarbons produced from or attributable to the applicable Well, Lease or Unit, after deducting all lessor’s royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced therefrom, expressed as a decimal.

“New Securities” means all Equity Securities other than (a) Excluded Securities; (b) shares of any class of capital stock of Comstock issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (c) shares of capital stock of Comstock issued as consideration in connection with the acquisition, approved by the Contributors (which approval shall not be unreasonably withheld), by Comstock of assets or capital stock of any person or entity; (d) shares of Comstock Common Stock issued pursuant to a public offering, or Convertible Securities or shares of Comstock Common Stock issuable upon exercise or conversion of Convertible Securities issued pursuant to a public offering or an offering primarily to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act, in each case with aggregate proceeds of at least $50,000,000; and (e) shares of Comstock Common Stock issued upon exercise or conversion of Convertible Securities with respect to which the Contributors previously had the opportunity to exercise the preemptive rights set forth in Section 10.18.

“NORM” shall have the meaning set forth in Section 8.1(d).

“Notice of Recommendation Change” shall have the meaning set forth in Section 10.2(e).

“NYSE” means the New York Stock Exchange.

“Offer” shall have the meaning set forth in Section 10.18.

“Offered Securities” shall have the meaning set forth in Section 10.18.

“Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Comstock Common Stock or Convertible Securities.

“Order” or “order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” shall mean (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Outside Date” shall mean October 31, 2018.

“Party” and “Parties” shall have the meaning set forth in the introduction to this Agreement.

“Party Appointed Arbitrator” shall have the meaning set forth in Section 9.1.

“Per Share Price” means $7.00.

"Permits" shall have the meaning set forth in Section 2.1(a)(vii).

“Permitted Encumbrances” shall have the meaning set forth in Section 7.3.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Personal Property” shall have the meaning set forth in Section 2.1(a)(iii).

“Preemptive Period” shall have the meaning set forth in Section 10.18.

“Preferential Rights” shall have the meaning set forth in Section 6.1(k).

“Preferred Stock” shall have the meaning set forth in Section 6.2(k)(i).

“Properties” shall have the meaning set forth in the Section 2.1(a)(i)B.

“Pro Rata Share” means, with respect to the Contributors, the quotient obtained by dividing (a) the number of shares of Comstock Common Stock owned by the Contributors by (b) the number of shares of Comstock Common Stock outstanding on a Fully Diluted Basis.

“Proxy Statement” shall have the meaning set forth in Section 10.1(a).

“Purchase Notice” shall have the meaning set forth in Section 10.18.

“Records” shall have the meaning set forth in Section 2.1(a)(vi).

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit E.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” shall have the meaning set forth in Section 10.2(a).

“Required Consent” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment of an interest in a Lease or other Property that provides that (a) such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (b) any purported assignment in the absence of such consent first having been obtained is void or voidable, (c) any purported assignment in the absence of such consent first having been obtained shall entitle the Person holding the right to terminate the affected Lease or other instrument creating such Contributor’s rights in the affected Property, or (d) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security, or the performance of other obligations by the assignee that would not be required in the absence of such Contributor’s assignment of the affected Lease or other Property

“Restrictive Legend” shall have the meaning set forth in Section 6.1(p)(v).

“Retained Obligations” shall have the meaning set forth in Section 4.4.

“Rule 144” shall have the meaning set forth in Section 6.1(p)(i).

“Sale Hydrocarbons” shall have the meaning set forth in Section 2.1(a)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Comstock with or to the SEC, as such documents have been supplemented, modified or amended since the time of filing.

“Section 351 Threshold Amount” shall mean eighty-one percent (81%) of the Comstock Common Stock outstanding at the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Special Warranty” shall have the meaning set forth in Section 7.8(a).

“Stock Consideration” shall have the meaning set forth in Section 3.1.

“Straddle Period” means any taxable period beginning on or before and ending after the Effective Time.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means an unsolicited bona fide binding written Alternate Proposal  made after the Execution Date relating to any direct or indirect acquisition or purchase of (a) assets that generate more than fifty percent (50%) of the consolidated total revenues or operating income of Comstock and its Subsidiaries, taken as a whole, (b) assets that constitute more than fifty percent (50%) of the consolidated total assets of Comstock and its Subsidiaries, taken as a whole or (c) more than fifty percent (50%) of the total voting power of the equity securities of Comstock, in each case, that is fully financed or has fully committed financing and that the Comstock Board determines in good faith after consultation with Comstock’s financial advisors and outside legal counsel is more favorable to the Comstock Stockholders from a financial point of view than the Contribution, taking into account the Person making the Alternate Proposal and all legal, financial and regulatory aspects of the Alternate Proposal (including the likelihood that such Alternate Proposal would be consummated in accordance with its terms) and all other relevant circumstances.

“Surface Interests” shall have the meaning set forth in Section 2.1(a)(ii).

“Suspended Proceeds” shall have the meaning set forth in Section 2.3.

“Tax” or “Taxes” means (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes, any payments in lieu of taxes or other similar payments, charges, fees, fines, levies, imposts, customs or duties of any kind, whatsoever, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local requirement of Law (including, but not limited to, Texas Tax Code Chapter 171).

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Termination Fee” shall have the meaning set forth in Section 11.5(a).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Threshold Ownership Date” shall have the meaning set forth in Section 10.17.

“Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of a Contributor as of the Closing Date in any of the Wells above that shown on Exhibit “A” without a greater than proportionate increase in such Contributor’s Working Interest above that shown on Exhibit “A”.

“Title Benefit Amount” shall have the meaning set forth in Section 7.7(b).

“Title Benefit Notice” shall have the meaning set forth in Section 7.7(a).

“Title Defect” shall have the meaning set forth in Section 7.2.

“Title Defect Notice” shall have the meaning set forth in Section 7.4(a).

“Title Defect Value” shall have the meaning set forth in Section 7.4(b).

“Transfer Taxes” shall have the meaning set forth in Section 5.3.

“Units” shall have the meaning set forth in Section 2.1(a)(i).

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“Wells” shall have the meaning set forth in Section 2.1(a)(i).

“Williston” shall have the meaning set forth in the introduction to this Agreement.

“Working Interest” means that share of the costs, expenses, burdens, and obligations of any type or nature attributable to a Contributor’s interest in the applicable Well, Lease or Unit.

1.1Rules of Construction.

(a)All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes,” “include” and “including” shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (not withstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(d)The captions in this Agreement are for convenience only and shall not govern or be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)All references to currency herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)Any performance required hereunder or any event requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day; in the case of payments deferred pursuant to this subsection, no interest shall be payable for such day(s) deferred.

(h)Any reference to a Law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the Execution Date.

2.	Contribution and Acquisition of Assets

2.1Assets to be Contributed.

(a)Upon the terms and subject to the conditions herein, each Contributor shall contribute, transfer and assign, and Comstock shall acquire and receive, all of such Contributor’s right, title and interest in and to the following, save and except the Excluded Assets, (collectively, the “Assets”):

(i)any and all wellbores described on Exhibit “A” (the “Wells”), together with:

A.

the oil and gas leases described or referred to on Exhibit “A” and any other oil and gas leases, oil and gas leasehold estates and other oil and gas interests in, on and under the lands described or referred to in Exhibit “A” (collectively, the “Lands”), or which otherwise cover or pertain to the wellbores of the Wells (collectively, the “Leases”) insofar and only insofar as such Leases and Lands are necessary for the operation of, and the right to produce from the wellbores of the Wells; and

B.

the units described or referred to on Exhibit “A” and any other oil and gas pooling unitization and communitization agreements, declarations, designations and orders covering or relating to the Lands and the Leases (collectively, the “Units,” and together with the Wells and Leases, the “Properties”) insofar and only insofar as the Units are necessary for the operation of, and the right to produce from the wellbores of the Wells;

C.	all real and personal property described in the assignments referred to, identified or described on Exhibit “A”.

(ii)all easements, rights-of-way, servitudes, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used directly in connection with the exploration, development or operation of the Wells, including without limitation those rights and interests described or referred to in Exhibit B (the “Surface Interests”);

(iii)all structures, facilities, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, inventory and any other personal property located on the Properties (collectively, the “Personal Property”), insofar and only insofar as such Personal Property is necessary for the operation of the Wells;

(iv)all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (the “Hydrocarbons”), produced and saved from, or allocable to, the Wells from and after the Effective Time, (the “Sale Hydrocarbons”);

(v)to the extent transferable, all Contracts, but not including Leases, to the extent relating to the Assets, including, without limitation, all licenses, Permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, development agreements, participation agreements, division orders, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether recorded or unrecorded, including, without limitation, those agreements identified in Schedule 2.1(a)(vi), BUT INSOFAR AND ONLY INSOFAR as the foregoing directly relate to or are attributable to the Leases, Units, Wells, Surface Interests or Personal Property, the ownership or operation thereof, or the production, treatment, processing, compression, sale, transportation, gathering, storage, sale or disposal of Sale Hydrocarbons, water or other substances produced therefrom or associated therewith (the “Contracts”);

(vi)copies (or originals, if available) of records directly relating to the Leases, Surface Interests, Wells, Units, Sale Hydrocarbons, Contracts, Permits, and Personal Property in the possession of the Contributors (the “Records”), insofar and only insofar as such Records are directly applicable to the operation of the Wells; provided, however, that the Contributors may keep copies of the Records; and

(vii)to the extent transferable or re-issuable, all permits, licenses, approvals, emission or other pollution credits or allowances, variances, authorizations, and consents from appropriate Governmental Authorities, in each case, necessary to conduct operations on the Properties in respect of the Wells (the “Permits”).

(b)The risk of loss and transfer of possession and control of the Assets shall occur and be made at Closing, but transfer of ownership and title to the Assets shall be made effective as of the Effective Time.

Exclusions and Reservations.  Specifically excepted, reserved and excluded from this transaction contemplated hereby are the following, hereinafter collectively referred to as the “Excluded Assets”:

(c)The Contributors’ corporate records, financial and Tax records unrelated to the Assets, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files, legal opinions, attorney-client communications, and attorney work product (except abstracts of title, title opinions, certificates of title, and title curative documents related to the Assets, which shall be furnished to Comstock), and all other records and documents subject to confidentiality provisions, or other restrictions on access or transfer; provided, however, that the Contributors will, upon Comstock’s request and at no cost or expense to the Contributors, request waivers of such restrictions;

(d)All of the Contributors’ intellectual property rights, patents, copyrights, names, marks, logos, proprietary software and derivatives therefrom;

(e)Subject to the provisions of Section 10.8, all rights and claims arising, occurring, or existing in favor of the Contributors prior to the Effective Time, including, but not limited to, (i) all trade credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code), and (ii) all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal or corporate injury, property damages, royalty and other rights and claims of any nature in favor of the Contributors relating to any time period prior to the Effective Time.

(f)All of the Contributors’ insurance contracts and rights, titles, claims and interests of the Contributors related to the Assets for all periods prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit or other security device, or (iii) relating to any insurance or condemnation proceeds or awards, together with all amounts due or payable to the Contributors as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Time;

(g)Any refund of or loss carryback or carryforward with respect to Asset Taxes for any period prior to the Effective Time and other Taxes of the Contributors;

(h)All monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the ownership or operation thereof prior to the Effective Time, including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties to the extent attributable to the period prior to the Effective Time;

(i)All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which a Contributor is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Time;

(j)All proceeds, income or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Effective Time;

(k)All of the Contributors’ rights and interests in geological and geophysical data, including, without limitation, any data which is interpretive in nature;

(l)Data and other information that cannot be disclosed or assigned to Comstock as a result of confidentiality or similar arrangements under agreements with Persons who are not Affiliates of the Contributors, provided, that the Contributors shall disclose to Comstock the general nature of any such items that cannot be disclosed or assigned, and provided further, that if requested by Comstock, the Contributors shall request a waiver so that such items can be disclosed or assigned to Comstock;

(m)All audit rights arising under any of the Contracts with respect to any period prior to the Effective Time;

(n)Corporate, financial, Tax and litigation records that relate to the Contributors’ business generally and all books and records related to the Excluded Assets and copies of the Records retained by the Contributors; and

(o)Any other assets identified as excluded or retained on Schedule 2.1(o).

2.2Conveyancing Instruments.  The Assets to be conveyed by the Contributors to Comstock at Closing pursuant to Section 2.1(a) shall be conveyed “AS IS, WHERE IS,” without warranty of title except against claims of title arising by, through or under the Contributors, but not otherwise, and subject to the express conditions and limitations contained in this Agreement.  The Assets to be transferred to Comstock pursuant to Section 2.1(a) shall be transferred pursuant to an Assignment and Bill of Sale in the form of Exhibit “C” (the “Assignment”) and such other necessary instruments as specified in Section 11.2.

2.3Suspended Proceeds.  The Contributors shall transfer to Comstock at Closing, and Comstock agrees to accept from the Contributors, all monies representing the value or proceeds of production removed or sold from the Assets and held by the Contributors at the time of Closing for accounts from which payment has been suspended, such monies being hereinafter called “Suspended Proceeds”.  The Contributors shall provide to Comstock all documentation pertaining to the Suspended Proceeds.  Comstock shall be solely responsible for the proper distribution of such Suspended Proceeds to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold the Contributors harmless from any Claims therefor, up to the amount of the Suspended Proceeds.

3.	Consideration and Effective Time

3.1Consideration.  As consideration for the Contribution, Comstock shall issue (i) 66,806,077 shares of Comstock Common Stock to Arkoma and (ii) 21,765,352 shares of Comstock Common Stock to Williston (together, the “Stock Consideration”), adjusted as set forth herein.  The Stock Consideration as adjusted in accordance with Section 3.3 shall be referred to as the “Adjusted Stock Consideration.”

3.2Allocation of Consideration; Intended Tax Treatment.

(a)Comstock and the Contributors have agreed upon an allocation of the Stock Consideration to individual Assets (each an “Allocated Value”) as set forth in Schedule 3.2. Comstock represents and warrants to the Contributors that it has made reasonable allocations, in good faith, and that the Contributors may rely on the allocations for all purposes, including, without limitation, (i) to notify holders of preferential rights of Comstock’s offer, (ii) as a basis for adjustments to the Stock Consideration for defect and Casualty Loss adjustments and (iii) as otherwise provided in this Agreement.

(b)The contributions of the Assets by the Contributors to Comstock in exchange for the Stock Consideration are intended to be treated collectively as non-taxable transfers of property by the Contributors to Comstock solely in exchange for stock in Comstock within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”).  Neither Comstock nor the Contributors shall take any action reasonably likely to cause such contributions not to so qualify.  Each of Comstock and the Contributors hereto agree to file all Tax Returns consistent with the Intended Tax Treatment, except as otherwise required by a final determination by an applicable taxing authority.

3.3Adjustments to Stock Consideration.

(a)At Closing, the Stock Consideration shall be adjusted downward by the following amounts:

(i)the aggregate of all Title Defect Values exceeding the Aggregate Title Deductible plus the aggregate of the Allocated Values of all Properties excluded pursuant to Section 7.5(a);

(ii)reductions due to Environmental Defects as provided in Section 8;

(iii)reductions due to the exercise of Preferential Rights and unobtained Required Consents, each as provided for in Section 10.7;

(iv)reductions due to Casualty Loss as provided in Section 12.2; and

(v)any other amount specified herein or otherwise agreed upon by the Contributors and Comstock in writing;

provided, however, that all such downward adjustments shall be offset by the aggregate Title Benefit Amounts as set forth in Section 7.7(b). For the avoidance of doubt, except as provided in Section 10.15, in no event shall the Stock Consideration exceed 88,571,429 shares of Comstock Common Stock.

(b)The Contributors shall prepare and deliver to Comstock a draft statement (the “Closing Stock Calculation”) no later than five (5) Business Days prior to Closing that shall set forth the adjustments to the Stock Consideration made in accordance with Section 3.3.  In the event that Comstock objects to the Closing Stock Calculation and the Contributors and Comstock cannot come to a resolution with respect to Comstock’s objection, the Contributors’ Closing Stock Calculation (with any such modifications agreed by the Parties) shall be used for the purposes of Closing and the estimate delivered in accordance with this Section 3.3(b) shall constitute the Stock Consideration to be tendered by Comstock to the Contributors at the Closing.

(c)The aggregate adjustment to the Stock Consideration shall be the number of shares of Comstock Common Stock equal to the sum of all adjustments made pursuant to Section 3.3(a) divided by the Per Share Price rounded to the nearest whole share. Any adjustments to the Stock Consideration pursuant to Section 3.3(a) shall be allocated between the Contributors in a manner specified by the Contributors in writing prior to Closing.

(d)Notwithstanding anything to the contrary in this Agreement, in no event will the Adjusted Stock Consideration be less than the Section 351 Threshold Amount.

3.4Effective Time of Sale.

(a)The effective time of the sale of the Assets shall be as of 7:00 a.m., local time where the Assets are located, on April 1, 2018 (the “Effective Time”).

(b)At Closing, the Parties shall calculate a cash settlement for the revenues and expenses attributable to the Assets from and after the Effective Time as set forth in Section 3.4(c) and Section 3.4(d) below.

(c)The following amounts shall be owed by Comstock to the Contributors:

(i)the amount of all costs, expenses and charges relating to the Assets, or the ownership, use or operation of the Assets, which are paid by the Contributors and are attributable to the period of time from and after the Effective Time, including, without limitation, (A) all operating costs, property costs and similar expenses, (B) all capital expenditures, including, without limitation, all drilling, completion, reworking, deepening, side-tracking, plugging and abandoning costs and expenses, (C) all prepaid expenses and land related costs and expenses attributable to the Assets, including, without limitation, all bonus payments, royalty disbursements, delay rental payments, surface rentals, shut-in payments and other similar costs (provided, however, that the amount shall not be increased by land related expenses incurred by the Contributors in connection with Title Defect curative work), (D) Asset Taxes and (E) expenses paid by the Contributors to any Third Party under applicable joint operating agreements or other contracts or agreements included in the Assets;

(ii)an amount equal to, to the extent that such amounts have been received by Comstock and not remitted or paid to the Contributors, (A) all proceeds from the production of Hydrocarbons from or attributable to the Assets prior to the Effective Time, and (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time (including, to the extent that the Contributors actually paid such amounts on behalf of Third Parties in the Contributors’ role as operator of the Assets, proceeds from cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by the Contributors for all periods prior to the date on which Contributors’ resignation as operator becomes effective);

(iii)to the extent that proceeds for such volumes have not been received by the Contributors, an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by the contract price therefor on the Effective Time;

(iv)the applicable Title Benefit Amounts (if any) as set forth in Section 7.7(b);

(v)the adjustment amount, if any, due the Contributors as determined pursuant to Section 12.1 with respect to Imbalances; and

(vi)any other amount specified herein or otherwise agreed upon by the Contributors and Comstock in writing.

(d)The following amounts shall be owed by the Contributors to Comstock:

(i)an amount equal to the net proceeds actually received by the Contributors and not remitted or paid to Comstock from the sale or other disposition of Hydrocarbons attributable to periods from and after the Effective Time;

(ii)the adjustment amount, if any, due Comstock as determined pursuant to Section 12.1 with respect to Imbalances;

(iii)The Contributors’ pro rata share of Asset Taxes as determined pursuant to Section 5.1; and

(iv)any other amount specified herein or otherwise agreed upon by the Contributors and Comstock in writing.

(e)The Contributors shall prepare and deliver to Comstock an accounting statement (the “Closing Cash Statement”) no later than five (5) Business Days prior to Closing that shall set forth the cash payments made in accordance with this Section 3.4, it being understood and agreed that the Closing Cash Statement shall contain reasonable estimates, if actual amounts are not known at the time, and actual costs and revenues, if known. In the event that Comstock objects to the Closing Cash Statement and the

Contributors and Comstock cannot come to a resolution with respect to Comstock’s objection, the Contributors’ Closing Cash Statement (with any such modifications agreed by the Parties) shall be used for the purposes of Closing and the estimate delivered in accordance with this Section 3.4(e) shall constitute the cash settlement to be paid at the Closing pursuant to this Section 3.4. Any payments to the Contributors at Closing pursuant to this Section 3.4(e) shall be allocated between the Contributors in a manner specified by the Contributors in writing prior to Closing.

4.	Allocation of Revenues and Costs; Indemnification, Retained Obligations and Assumed Obligations

4.1Allocation of Revenues.  The Contributors shall own and receive (or receive credit in the Closing Cash Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Time, and shall also receive (or receive credit in the Closing Cash Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets relating to all periods before the Effective Time.  Comstock shall receive (or receive credit in the Closing Cash Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Sale Hydrocarbons and shall also receive (or receive credit in the Closing Cash Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which relate to all periods from and after the Effective Time.

4.2Allocation of Costs; Payment of Invoices.  After Closing, the Contributors shall be responsible for and required to pay only that portion of any expense, charge or invoice received that is applicable to work performed or material received during the period prior to the Effective Time, and other charges and invoices applicable to work performed or material received from and after the Effective Time shall be returned to the billing party for rebilling to Comstock.  Similarly, after Closing, Comstock shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Time, and other charges and invoices applicable to work performed or material received prior to the Effective Time shall be returned to the billing party for rebilling to the Contributors.

4.3Certain Indemnities.

(a)Definition of Claims.  The term “Claims” means any and all direct or indirect demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs and expenses (including without limitation costs and expenses of owning and operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on theories of contract, tort, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or other legal theory), including, without limitation, penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims.  Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (i) breach of contract, (ii) loss of or damage to property, injury to or death of persons, and other tortious injury and (iii) violations of applicable Laws or any other legal right or duty actionable at law or in equity.

(b)Contributors’ Indemnity.  After Closing, subject to Section 4.3(c) and the further provisions hereof, each Contributor, severally and not jointly, shall defend, indemnify and hold Comstock, its Affiliates, and its/their directors, officers, employees, contractors and other Representatives (which additional Persons, together with Comstock, are hereinafter collectively referred to as the “Comstock Parties”) harmless from and against any and all Claims to the extent arising from, out of or in connection with, or otherwise relating to: (i) any breach or inaccuracy by such Contributor of any representation or warranty set forth in this Agreement or in the certificate to be delivered by such Contributor at Closing with respect to such representations and warranties, (ii) such Contributor’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder, and (iii) the Retained Obligations notwithstanding the sole, joint, concurrent or comparative negligence, strict liability, liability without fault, regulatory liability, statutory liability, breach of contract, breach of warranty or other fault or responsibility of Comstock parties or any other person or party, EXCEPTing, IN EACH CASE, ALL CLAIMS resulting from or relating to the gross negligence or willful misconduct of the comstock parties.  However, the Contributors shall not indemnify Comstock for matters assumed, indemnified against or waived by Comstock pursuant to Section 4.3(c), Section 8.6 and Section 8.7 below.  The Contributors shall not be liable to the Comstock Parties under clause (i) or (ii) of this Section 4.3(b) with respect to any Claim unless (x) the amount of the Claim resulting from any separate fact, condition or event that constitutes a Claim is in excess of $12,000,000 (the “Individual Indemnification Threshold”) and (y) until the aggregate amount of all Claims under this Agreement meeting the Individual Indemnification Threshold exceeds $62,000,000 (the “Aggregate Indemnification Deductible”), in which case the Contributors shall be liable for Claims only to the extent in excess thereof.  Notwithstanding anything herein to the contrary, the cumulative obligation of the Contributors to Comstock Parties under this Section 4.3(b) will be limited to $93,000,000 (the “Indemnity Amount”); provided, however, that the Indemnity Limitations shall not apply to any Claims based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representations and warranties in Section 6.1(a), Section 6.1(b), Section 6.1(c) and Section 6.1(f).  The Contributors’ obligation to indemnify the Comstock Parties pursuant this Section 4.3(b) will expire with respect to any Claim for which a Comstock Party has not provided notice to the Contributors as provided in Section 4.3(d) on or prior to 5:00 p.m., Dallas, Texas time, on the eighteen (18) month anniversary of the Closing Date (the “Closing Period Termination Date”); provided, (x) the representations and warranties in Section 6.1(a), Section 6.1(b), and Section 6.1(c) shall survive Closing indefinitely and (y) the representations and warranties in Section 6.1(f) shall survive until thirty (30) days after expiration of the applicable statute of limitations.  The foregoing will not limit the rights of Comstock Parties to proceed against the Contributors as provided herein after the Closing Period Termination Date with respect to Claims for which a Comstock Party has provided notice to the Contributors as provided in Section 4.3(d). For the avoidance of doubt, the Indemnity Limitations shall apply to the Contributors on an aggregate basis.

(c)Comstock’s General Indemnification.  After Closing, subject to Section 4.3(b), Comstock shall defend, protect, indemnify and hold the Contributors, their Affiliates, and its/their partners, members, managers, directors, officers, employees, contractors and other Representatives (which additional Persons, together with the Contributors, are hereinafter collectively referred to as the “Contributor Parties”) harmless from and against any and all Claims to the extent arising from, out of or in connection with, or otherwise relating to:  (i) any breach or inaccuracy of any representation or warranty of Comstock set forth in this Agreement or in the certificate to be delivered by Comstock at Closing with respect to such representations and warranties; (ii) Comstock’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder; (iii) the Assumed Obligations, and (iv) the Assets and the ownership or operation thereof, to the extent such Claims under this clause (iv) accrue or are attributable to periods from and after the Effective Time or are attributable to environmental conditions whether or not such conditions existed prior to the Effective Time or arose subsequent to the Effective Time NOTWITHSTANDING the sole, joint, concurrent or comparative negligence, strict liability, liability without fault, regulatory liability, statutory liability, breach of contract, breach of warranty or other fault or responsibility of the Contributor parties or any other person or party, EXCEPTing, IN EACH CASE, ALL CLAIMS resulting from or relating to the gross negligence or willful misconduct of the Contributor parties.

Comstock shall not be liable to the Contributor Parties under clause (i) or (ii) of this Section 4.3(c) with respect to any Claim unless (x) the amount of the Claim resulting from any separate fact, condition or event that constitutes a Claim is in excess of the Individual Indemnification Threshold and (y) until the aggregate amount of all Claims under this Agreement meeting the Individual Indemnification Threshold exceeds the Aggregate Indemnification Deductible, in which case Comstock shall be liable for Claims only to the extent in excess thereof.  Notwithstanding anything herein to the contrary, the cumulative obligation of Comstock to the Contributor Parties under this Section 4.3(c) will be limited to the Indemnity Amount; provided, however, that the Indemnity Limitations shall not apply to any Claims based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representations and warranties in Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d)(i), Section 6.2(e), Section 6.2(i), Section 6.2(k) and Section 6.2(p) (collectively, the “Comstock Fundamental Representations”) and Section 6.2(x).  Comstock’s obligation to indemnify the Contributor Parties pursuant this Section 4.3(c) will expire with respect to any Claim for which a Contributor Party has not provided notice to Comstock as provided in Section

4.3(d) on or prior to 5:00 p.m., Dallas, Texas time, on the Closing Period Termination Date; provided, (x) the Comstock Fundamental Representations shall survive Closing indefinitely and (y) the representations and warranties in Section 6.2(v), Section 6.2(x) and Section 6.2(y) shall survive until thirty (30) days after expiration of the applicable statute of limitations.  The foregoing will not limit the rights of the Contributor Parties to proceed against the Comstock as provided herein after the Closing Period Termination Date with respect to Claims for which a Contributor Party has provided notice to Comstock as provided in Section 4.3(d).

(d)Claims Procedures.  Promptly upon a party becoming aware of any Claim with respect to which it believes it is entitled to indemnification hereunder, whether under this Section 4.3, Section 8.6, or the other provisions hereof, such party (an “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) in writing of the existence and nature of such Claim, the identity of any Third Party claimants and a description of the damages and the amount thereof relating to such Claim (the “Claim Notice”).  The Indemnified Party shall be responsible for the defense of any Claim unless the Indemnifying Party, upon reasonable notice, requests that the defense of a Claim be tendered to the Indemnifying Party.  If:

(i)the defense of a Claim is so tendered and within ten (10) Business Days thereafter such tender is accepted by the Indemnifying Party; or

(ii)within ten (10) Business Days after the date on which the Claim Notice has been given pursuant to this Section 4.3(d), the Indemnifying Party shall acknowledge in writing to the Indemnified Party its obligation to provide an indemnity as provided in this Section 4.3 and assume the defense of the Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Claim.  The Indemnified Party shall have the right to be represented by counsel at the Indemnified Party’s expense, subject to the limitations hereof, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party.  The Indemnifying Party shall lose its right to defend and settle the Claim if it shall fail to diligently contest and defend the Claim after written notice or demand by the Indemnified Party.  So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided that, if the Indemnifying Parties are the Contributors, such expenses shall be paid or reimbursed to the Indemnified Party solely out of the Indemnity Amount and the Contributors will have no obligation hereunder in excess of such amount. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a full and complete release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability or wrongdoing to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 4.3 shall relieve it of such obligations to the extent they exist.  If the Indemnifying Party fails to accept a tender of, or assume, the defense of a Claim pursuant to this Section 4.3(d), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Claim or if there is a legal conflict, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Claim, and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that the Indemnified Party will not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If, pursuant to this Section 4.3, the Indemnified Party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses; provided that, if the Indemnifying Parties are the Contributors and the matter relates to a matter subject to indemnity by the Contributors pursuant to clause (i) of Section 4.3(b) (other than a breach of Section 6.1(a), Section 6.1(b), Section 6.1(c) or Section 6.1(d) hereof), such expenses shall be reimbursable to the Indemnified Party solely out of the Indemnity Amount and the Contributors will have no obligation hereunder in excess of such amount.

(e)Subrogation.  Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all parties relating to the matter for which indemnification has been made and the Indemnified Party agrees to fully cooperate with the Indemnifying Party in exercising such subrogation rights.

(f)Insured Losses; Recoveries from Third Parties.  The amount of any damages for which indemnification is provided under this Section 4.3, Section 8.6 or the other provisions hereof shall be net of any duplicative amounts recovered by the Indemnified Party under insurance policies or from Third Parties with respect to such damages.  If an Indemnified Party receives an amount under insurance coverage or from an unaffiliated Third Party with respect to damages at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Section 4.3, Section 8.6 or the other provisions hereof, then such Indemnified Party shall promptly deliver such amount (up to the amount of the indemnification payment made to such Indemnified Party regarding such matter) to the Indemnifying Party; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payment.  The obligation created by this Section 4.3(f), Section 8.6 or the other provisions hereof is an obligation to make repayment in the event and to the extent of a recovery from a Third Party and shall not delay an Indemnified Party’s right to repayment from the Indemnifying Party under this Section 4.3, Section 8.6 or the other provisions hereof.

(g)Characterization of Indemnification Payments.  Comstock and the Contributors agree to treat any payment made under this Section 4.3, Section 8.6 or the other provisions hereof as an adjustment to the Stock Consideration; provided, however, that, notwithstanding anything to the contrary herein, in no event will any adjustment to the Stock Consideration cause the Contributors’ interest in Comstock to be less than the Section 351 Threshold Amount.

(h)Remedies Not Affected by Investigation, Disclosure or Knowledge.  If the transactions contemplated hereby are consummated, each Party expressly reserves the right to seek indemnification for any Claims hereunder notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of such Party or any of its Affiliates or Representatives in respect of any fact or circumstance that reveals the occurrence of any breach, inaccuracy or other matter forming the basis of such Claim, whether before or after the Execution Date.  In furtherance of the foregoing, each Party agrees that knowledge or lack of reliance shall not be a defense in law or equity to any claim for indemnification hereunder.

(i)Materiality Qualifications.  Both for purposes of determining breach and for calculating the amount of any Claims arising from a breach of any representation or warranty subject to indemnification under this Section 4.3, all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” “Comstock Material Adverse Effect” and other like qualifications shall be disregarded (including any such qualification included in any schedule, certificate or other document delivered pursuant hereto and in any representations or warranties subject to any such schedule, certificate or other document).

4.4Retained Obligations.  From and after Closing, the Contributors shall retain the Retained Obligations pursuant to the terms of this Agreement. Retained Obligations shall include and be limited to the following: (a) all obligations and liabilities of the Contributors relating to the Excluded Assets; (b) all obligations of and liabilities of the Contributors for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Wells accruing prior to the Effective Time; (c) all obligations of Contributors under the Contracts for (i) overhead charges related to the period prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the

Effective Time; and (iii) other payment obligations that accrue and become due prior to the Effective Time; (d) all liability of the Contributors to Third Parties for property damage, personal injury or death to the extent occurring prior to the Closing Date as a result of the ownership or operation of the Assets; (e) Asset Taxes for any taxable period ending prior to the Effective Time and, with respect to a Straddle Period, the portion of such taxable period ending prior to the Effective Time; (f) fines, penalties and other payments of money levied by Governmental Authorities arising from violations of Law attributable to the period prior to the Closing Date as a result of the ownership or operation of the Assets; (g) damages resulting from the transportation or disposal, or arrangement for transportation or disposal, of Hazardous Materials by the Contributors to or at off-site locations and attributable to the period prior to the Closing Date as a result of the ownership or operation of the Assets; and (h) except as disclosed in Schedule 6.1(e), all litigation existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time (collectively, the “Retained Obligations”).  If Closing occurs, the Contributors shall retain each of the Retained Obligations and all obligations and liabilities related thereto for thirty (30) days following the applicable statute of limitations, except for the Retained Obligations described in Section 4.4(a) and Section 4.4(h), which shall survive indefinitely, and the Retained Obligations described in Section 4.4(b) and 4.4(c) which shall survive for two years after Closing.

4.5Assumed Obligations.  From and after Closing, Comstock will assume and timely fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all duties, obligations and liabilities of the Contributors, known or unknown, of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations, and subject to Comstock’s remedies under Section 4.3(b) and elsewhere under this Agreement), whether attributable to periods before, at or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Leases or Surface Interests, or the Personal Property or Assets, (b) suspense accounts, to the extent transferred to Comstock, (c) Asset Taxes attributable to any period, including any portion of a Straddle Period ending or after the Effective Time (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time, (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) obligations to restore the surface of the Assets and obligations to remediate or bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets), (g) (collectively, the “Assumed Obligations”).  Upon the expiration of the survival period of each Retained Obligation on which no Claim remains open or active, such Retained Obligation shall become an Assumed Obligation.

5.	Taxes and Payables

5.1Payment of Asset Taxes.  For purposes of determining each party’s liability for Asset Taxes and for determining the amounts of Assumed Obligations and Retained Obligations, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes description in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset

Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  Comstock shall pay all Asset Taxes attributable to the calendar year in which the Closing Date occurs to the extent due and payable after Closing, and at Closing, the Stock Consideration will be decreased by the Contributors’ pro rata share of such items for the period prior to the Effective Time but not below the Section 351 Threshold Amount.  If the actual amount of such Asset Taxes is not known as of the Closing Date and the final reconciliation of the Final Settlement Statement under Section 11.6, then the Contributors’ pro rata share of such Asset Taxes will be determined by using the rates for the most recent year available and the assessed values for the calendar year immediately preceding the calendar year in which the Closing Date occurs, with appropriate adjustments for any known changes thereto. In no event shall the Final Settlement Statement be delayed pending determination of the proration of Asset Taxes pursuant to this Section 5.1.

5.2Occasional Sale of Assets.  Both parties believe that the Contribution is an occasional sale exempt from sales or use Taxes.  If any such Taxes are assessed against the transaction, both parties will cooperate and use their commercially reasonable efforts (at no cost to the Contributors) to attempt to eliminate or reduce such taxes.  If unsuccessful, Comstock shall be responsible for any such Taxes.  In that event, Comstock shall pay the Contributors any such state and local sales or use Taxes, and the Contributors shall remit such amount to the appropriate taxing authority in accordance with applicable Law.  Any reasonable legal expenses incurred by the Contributors at Comstock’s request to reduce or avoid any of the aforementioned taxes attributable to Comstock, shall be paid or reimbursed by Comstock.

5.3Other Transfer Taxes.  All transfer, documentary, stamp, registration and other similar Taxes and fees imposed with respect to the Contribution (“Transfer Taxes”) shall be borne by Comstock.  Both parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.  Any reasonable legal expenses incurred by the Contributors at Comstock’s request to reduce or avoid any Transfer Taxes pursuant to this Section 5.3 shall be paid or reimbursed by Comstock.

6.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers

6.1Contributors’ Representations and Warranties.  Each of Arkoma and Williston, severally and not jointly, represents and warrants to Comstock that, as of the date hereof and as of Closing, the following statements, solely with respect to such Contributor, are accurate.  For purposes hereof, the term “Knowledge of Contributors” (and any similar expression, including, the expression “Contributors’ Knowledge”) shall refer to matters actually known by the applicable Persons set forth on Schedule 6.1.

(a)Formation, Existence and Power.  Arkoma is a limited partnership duly organized and validly existing, in good standing, under the laws of the State of Texas. Williston is a limited partnership duly organized and validly existing, in good standing, under the laws of the State of Texas.  Each of Arkoma and Williston is, or will be prior to Closing, duly qualified to do business and in good standing in the State of North Dakota.  Each of Arkoma and Williston has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on behalf of Arkoma and Williston and neither Contributor is subject to any charter, by-law, Lien, agreement, instrument, order, or decree of any court or Governmental Authority (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Contributor and constitutes a valid and binding obligation of each Contributor, enforceable against such Contributor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(c)No Brokers.  Neither Contributor is a party to any contract or agreement for the payment of any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origin, negotiation, execution or performance of this Agreement for which Comstock will have any liability whatsoever.

(d)Bankruptcy.  There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by or, to the Knowledge of such Contributor, threatened against such Contributor.

(e)Suits and Claims.  Except as set forth in Schedule 6.1(e), there is no suit or Action by any Person pending or, to the Knowledge of each Contributor, threatened against such Contributor or the Assets that has had or would have a Material Adverse Effect. Neither the Contributors nor the Assets are subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Authority that, individually or in the aggregate, has had or would have a Material Adverse Effect.

(f)Taxes.  Except as set forth on Schedule 6.1(f), (i) each Contributor has duly and timely filed or caused to be filed all material Tax Returns required to be filed with respect to the Assets with the appropriate taxing authority, and each such Tax Return is true, complete and correct in all material respects, (ii) each Contributor has paid all material Asset Taxes due or claimed due by a taxing authority (whether or not shown as due on a filed Tax Return), (iii) no action, audit, investigation or claim with respect to Asset Taxes is pending or has been threatened in writing by an Governmental Authority, (iv) there are no Liens for Taxes upon any of the Assets except Liens for Taxes not yet due and delinquent, (v) all of the Assets have been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date, and no portion of the Assets constitutes omitted property for property Tax purposes, and (vi) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code with respect to such Assets..

(g)Compliance with Laws.  To the Knowledge of each Contributor, except as set forth in Schedule 6.1(g):

(i)The Assets operated by such Contributor are in material compliance with all laws, rules, regulations and orders applicable to the Assets (other than Environmental Laws, which are separately addressed below).

(ii)Such Contributor has all Permits material to the operation of the Assets currently operated by such Contributor and each material Permit is in full force and effect and has been duly and validly issued, and there are no outstanding material violations of any of such material Permits.

(iii)The Assets not operated by such Contributor are in material compliance with all laws, rules, regulations and orders applicable to the Assets.

(iv)Such Contributor has not received written notice from any Governmental Authority having jurisdiction that such Contributor has not been granted all material approvals or properly made all material filings, in each case, required by such Governmental Authority for such Contributor’s ownership of the Assets, and no proceeding is pending by such Governmental Authority to challenge, revoke, or limit any such approvals or filings.

(v)There is no property or obligation of such Contributor, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.

(vi)With respect to the Assets operated by a Contributor:

A.

Such Contributor has not received any written notice from any Governmental Authority or other Person asserting that such Assets or any portion thereof, or the operation thereof, is in material violation of any applicable Environmental Laws;

B.

Such Contributor is not to such Contributor’s Knowledge, and does not have Knowledge of any other Person being, subject to any pending or threatened Claim pursuant to applicable Environmental Laws regarding such Assets; and

C.	Such Contributor is in compliance in all material respects with applicable Environmental Laws.

(h)Take-or-Pay Arrangements.  Such Contributor has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Comstock will be obligated after the Effective Time to make deliveries of gas without receiving full payment therefor.

(i)Rights to Production.  Except with respect to Imbalances, or as set forth in Schedule 6.1(i), or to the extent arising under a Contract identified in Schedule 2.1(a)(vi), with respect to Assets operated by such Contributor, no person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Sale Hydrocarbons from and after the Closing that is not terminable on sixty (60) days’ or less notice.

(j)Imbalances.  To such Contributor’s Knowledge, the Imbalances relating to, in respect of, or pertaining to such Contributor’s interest in the Assets are as reflected on Schedule 6.1(j) as of the date shown on such schedule.

(k)Preferential Rights and Consents.  Schedule 6.1(k) contains lists of (a) all rights or agreements that permit any Person to purchase or acquire any of the Assets or portions thereof triggered by and arising in connection with the transactions contemplated hereby (“Preferential Rights”), and (b) all consents to assignment (including Required Consents), approvals, waivers, or authorizations (excluding any of the foregoing customarily obtained from Governmental Authorities or following Closing) triggered by and arising in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby required to be obtained by the Contributors (the “Consents”).

(l)Contracts,  Schedule 2.1(a)(vi) sets forth a list of all material Contracts. To each Contributor’s Knowledge, the material Contracts to which it is a party are in full force and effect and no default or breach (or event that, with notice or lapse of time or both, would become a default or breach) of any material Contract has occurred or is continuing on the part of such Contributor.  The Contributors have delivered to Comstock or made available to Comstock copies of all material Contracts, which are, to such Contributor’s Knowledge, true and correct in all material respects.

(m)Compliance with Leases.  Such Contributor has not received written notice from any lessor or, if applicable, Governmental Authority that such Contributor is in material default under a Lease.

(n)Non-Consent Operations.  Except as set forth on Schedule 6.1(n), there are no operations or proposed operations with respect to the Assets as to which a Contributor has become a non-consenting party under the terms of the applicable operating agreement.

(o)Planned Future Commitments.  To each Contributor’s Knowledge, as of the date hereof, except as set forth on Schedule 6.1(o), there are no outstanding authorizations for expenditures or other commitments to make capital or other expenditures that are binding on such Contributor which individually will require expenditures in excess of $150,000 net to such Contributor’s interest.

(p)Private Placement

(i)Each Contributor is acquiring the Stock Consideration for its own account with no present intention to resell or otherwise distribute such securities in violation of applicable securities laws. Each Contributor is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Each Contributor acknowledges that (A) the Stock Consideration has not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act (whether under the Registration Rights Agreement or otherwise) and is otherwise in compliance with any applicable state securities laws, pursuant to the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws, and (B) the Stock Consideration is being offered and sold hereunder in reliance upon exemptions from the registration requirements of the Securities Act.

(ii)Each Contributor (A) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Comstock Common Stock, and (B) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(iii)Each Contributor understands that Comstock will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(iv)EACH CONTRIBUTOR IS (AND ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS.  EACH CONTRIBUTOR ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF COMSTOCK SET FORTH HEREIN, AND (II) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY

COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF COMSTOCK, AND (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT, NONE OF THE CONTRIBUTORS HAS RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS OF COMSTOCK OR THEIR AFFILIATES OR REPRESENTATIVES IN ENTERING INTO THIS AGREEMENT.

(v)Each Contributor understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

Promptly upon the earlier of (A) the expiration of Rule 144’s applicability to the Contributors and/or their designees(s) holdings of Comstock’s securities and (B) the effectiveness of a registration statement covering the Stock Consideration pursuant to the Registration Rights Agreement, Comstock shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend contemplated hereby.

(q)Ownership of Comstock Securities.  Neither Contributor nor any of its Subsidiaries or Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Comstock other than as a result of this Agreement. Neither

Contributor nor any of its Subsidiaries or the “affiliates” or “associates” (as such terms are defined in Sections 78.412 and 78.413 of the Nevada Revised Statutes, respectively) of any such Person is, and at no time during the last four (4) years has been an “interested stockholder” (as such term is defined in Section 78.423 of the Nevada Revised Statutes) of Comstock.

(r)Books and Records.  To the Knowledge of the Contributors, the Records and Contracts provided by the Contributors to Comstock prior to Closing are accurate and complete in all material respects, and are true originals or copies thereof as maintained in the Contributors’ files.

6.2Comstock’s Representations and Warranties.  Comstock represents and warrants to the Contributors that, as of the date hereof and as of Closing, the following statements are accurate. For purposes hereof, the term “Knowledge of Comstock” (and any similar expression, including, the expression “Comstock’s Knowledge”) shall refer to matters actually known by the applicable Persons set forth on Schedule 6.2.

(a)Formation.  Comstock is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement. Each of Comstock and its Subsidiaries is, or will be at Closing, duly licensed or qualified to do business as a foreign entity in all jurisdictions in which it carries on business or owns assets, including the Assets, and such qualification is required by Law except where the failure to be so licensed or qualified would not have a Comstock Material Adverse Effect.  For purposes of this Agreement, “Comstock Material Adverse Effect” means any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter that would, or would reasonably be expected to, individually or in the aggregate, (a) be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Comstock and its Subsidiaries, taken as a whole, or (b) materially impair, prevent or delay Comstock’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause, or be taken into account in determining, a Comstock Material Adverse Effect: any fact, event, circumstance, change, occurrence, effect, result, consequence, condition or matter (i) that affects generally the oil and/or gas industry, such as fluctuations in the price of oil and gas, or that results from international, national, regional, state or local economic, financial or political conditions, from general developments or from other general economic, financial or political conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of Comstock, (ii) that results from any of the transactions contemplated in this Agreement or the public announcement thereof (provided that this clause (ii) shall not apply to the qualification set forth in Section 6.2(d)), (iii) that results from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks or acts of God or natural disasters, or (iv) that results from acts or failures to act of any Governmental Authorities and changes in Laws or GAAP from and after the Execution Date. Comstock has heretofore made available to the Contributors complete and correct copies of its Organizational Documents, as well as the equivalent Organizational Documents of each Subsidiary, in each case as of the Execution Date.

(b)Subsidiaries.   Schedule 6.2(b) sets forth a true and complete list of each Subsidiary of Comstock, including its jurisdiction of incorporation or formation.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Comstock does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c)Authorization.

(i)Comstock has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Comstock and the consummation by Comstock of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Comstock and no other corporate proceedings on the part of Comstock are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the transactions contemplated hereby, to the receipt of the Comstock Stockholder Approval.  This Agreement has been duly executed and delivered by Comstock and constitutes a valid and binding obligation of Comstock, enforceable against Comstock in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(ii)The Comstock Board, at a meeting duly called and held at which all directors of Comstock were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of Comstock and the Comstock Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Contribution, (iii) directing that the Charter Amendment and the issuance of Comstock Common Stock in the Contribution be submitted to the Comstock Stockholders for approval (the “Comstock Proposals”) and (iv) resolving to recommend that the Comstock Stockholders vote in favor of the Comstock Proposals, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 10.1(b).

(iii)The Comstock Stockholder Approval is the only vote of the holders of any class or series of Comstock Capital Stock or other securities of Comstock required in connection transactions contemplated hereby.

(d)No Conflict. The execution, delivery and performance of this Agreement by Comstock does not, and the consummation of the transactions contemplated hereby and compliance by Comstock with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Comstock or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) Comstock’s Organizational Documents, or Organizational Documents of any Subsidiary of Comstock, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Comstock Contract”) to which Comstock or any of its Subsidiaries is a party or by which Comstock or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 6.2(t), any Law or any rule or regulation of the NYSE applicable to Comstock or any of its Subsidiaries or by which Comstock or any of its Subsidiaries or any of their respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), for any such matters that would not, individually or in the aggregate, have a Comstock Material Adverse Effect.

(e)No Brokers.  Except as set forth on Schedule 6.2(e), neither Comstock nor any of its Subsidiaries are parties to any contract or agreement for the payment of any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origin, negotiation, execution or performance of this Agreement for which the Contributors will have any liability whatsoever.

(f)Bankruptcy.  There are no bankruptcy, insolvency, reorganization or arrangement proceedings pending, being contemplated by or to the Knowledge of Comstock, threatened against Comstock or any Subsidiary of Comstock. Comstock is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

(g)Suits and Claims.  There is no suit or Action by any Person pending or, to Comstock’s Knowledge, threatened against Comstock or its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Comstock or any of its Affiliates in such individual’s capacity as such, that has had or would have a Comstock Material Adverse Effect. Neither Comstock nor any of its Affiliates nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Authority that, individually or in the aggregate, has had or would have a Comstock Material Adverse Effect.

(h)Compliance with Laws.  Comstock and each of its Subsidiaries are and, at all times since January 1, 2015 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not have a Comstock Material Adverse Effect.   None of Comstock or any of its Subsidiaries has received, since January 1, 2015, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.  Comstock and each of its Subsidiaries have in effect all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary or advisable for them to own, lease and operate their properties and assets and to carry on their businesses and operations in all material respects as currently conducted (the “Comstock Permits”).   There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Comstock Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except as would not, individually or in the aggregate, have a Comstock Material Adverse Effect.

(i)The Stock Consideration.  The Stock Consideration, when issued pursuant to the terms of this Agreement, will be issued in the name of the Contributors and/or their designee(s), and duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations or other Liens of any nature whatsoever, other than such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” laws of the various states of the United States.

(j)SEC Reports; Undisclosed Liabilities.

(i)Since January 1, 2017, Comstock has filed and furnished with the SEC on a timely basis true and complete copies of all SEC Reports required to be filed or furnished under the Securities Act or the Exchange Act. The SEC Reports, as of their respective effective dates (in the case of the SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Reports), or, if amended, as finally amended prior to the Execution Date, complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SEC Reports, and none of the SEC Reports as of such respective dates contained, or if filed or furnished with the SEC subsequent to the Execution Date will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)The consolidated financial statements of Comstock, including all notes and schedules thereto, included in the SEC Reports as of their respective dates (if amended, as of the date of the last such amendment) comply, or if filed after the Execution Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will have been, prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), in a manner consistent with the books and records of Comstock and its Affiliates and fairly present, or will fairly present, in all material respects, in accordance with the applicable requirements of GAAP the consolidated financial position of Comstock and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Comstock and its consolidated Subsidiaries, taken as a whole).

(iii)Comstock has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Comstock, including its consolidated Subsidiaries, required to be disclosed by Comstock in the reports that it files or submits under the Exchange Act is accumulated and communicated to Comstock’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Comstock in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Comstock’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Comstock’s auditors and the audit and risk committee of the Comstock Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Comstock’s ability to record, process, summarize and report financial data and have identified for Comstock’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Comstock’s internal controls. The principal executive officer and the principal financial officer of Comstock have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SEC Reports, and the statements contained in such certifications were complete and correct when made. The management of Comstock has completed its assessment of the effectiveness of Comstock’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective.

(iv)Except (A) as reflected or otherwise reserved against on the balance sheet of Comstock and its Subsidiaries as of December 31, 2017 (including the notes thereto) included in the SEC Reports filed by Comstock and publicly available prior to the Execution Date, (B) for liabilities and obligations incurred since December 31, 2017 in the ordinary course of business, and (C) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither Comstock nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Comstock prepared in accordance with GAAP or the notes thereto, other than as have not and would not have, individually or in the aggregate, a Comstock Material Adverse Effect.

(v)Since January 1, 2017, (i) neither Comstock nor any of its Subsidiaries nor, to the Knowledge of Comstock, any director, officer, employee, auditor, accountant or Representative of Comstock or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Comstock or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Comstock or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Comstock or any of its Subsidiaries, whether or not employed by Comstock or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Comstock or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Comstock Board or any committee thereof or to any director or officer of Comstock or any of its Subsidiaries.

(vi)As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports.  To the Knowledge of Comstock, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(vii)Neither Comstock nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Comstock Contract (including any Comstock Contract or arrangement relating to any transaction or relationship between or among Comstock and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Comstock Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Comstock in Comstock’s published financial statements or any SEC Reports.

(viii)Comstock is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Comstock.

(k)Capitalization.

(i)As of the Execution Date, the authorized capital stock of Comstock consists of (i) 75,000,000 shares of Comstock Common Stock, par value $0.50 per share, and (ii) 5,000,000 shares of preferred stock, par value $10.00 per share (“Preferred Stock” and, together with the Comstock Common Stock, the “Comstock Capital Stock”). At the close of business on May 9, 2018: (A) 16,172,505 shares of Comstock Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding; (B) the shares of Comstock Common Stock issued and outstanding include 911,319 shares of restricted stock; (C) 1,028,672 shares were subject to outstanding performance share units (assuming maximum performance) and 791,702 shares of Comstock Common Stock remained available for issuance pursuant to the Comstock Stock Plan; (D) 140,417 shares of Comstock Common Stock were issuable upon exercise of outstanding warrants with an exercise price of $0.01 (the “Comstock Warrants”); and (E) 45,441,921 shares of Comstock Common Stock are issuable as of maturity upon conversion of Comstock’s 7¾% Convertible Second Lien PIK Notes due 2019 and Comstock’s 9½% Convertible Second Lien PIK Notes due 2020 (the “Comstock Convertible Notes”).

(ii)All outstanding shares of Comstock Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any pre-emptive or similar rights. All outstanding shares of Comstock Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Comstock Stock Plan). As of the close of business on May 9, 2018, except as set forth in this Section 6.2(k), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Comstock or any of its Subsidiaries any capital stock of Comstock or securities convertible into or exchangeable or exercisable for capital stock of Comstock. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Comstock are owned by Comstock, or a direct or indirect wholly owned Subsidiary of Comstock, are free and clear of all Liens and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 6.2(k), and except for stock grants or other awards granted in accordance with Section 10.6(c), there are outstanding: (A) no shares of Comstock Capital Stock, Voting Debt or other voting securities of Comstock, (B) no securities of Comstock or any Subsidiary of Comstock convertible into or exchangeable or exercisable for shares of Comstock Capital Stock, Voting Debt or other voting securities of Comstock and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Comstock or any Subsidiary of Comstock is a party or by which it is bound in any case obligating

Comstock or any Subsidiary of Comstock to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Comstock Capital Stock or any Voting Debt or other voting securities of Comstock, or obligating Comstock or any Subsidiary of Comstock to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Comstock or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Comstock or any of its Subsidiaries. No Subsidiary of Comstock owns any shares of Comstock Capital Stock. As of the Execution Date, neither Comstock nor any of its Subsidiaries has any (1) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (2) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 6.2(k).

(l)Material Contracts.

(i)Schedule 6.2(l) lists each Comstock Contract of the following types to which Comstock or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

A.

any Comstock Contract that would be required to be filed by Comstock as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Comstock on a Current Report on Form 8-K;

B.

any Comstock Contract that limits the ability of Comstock or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that restricts the right of Comstock and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

C.

any Comstock Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement with a Third Party;

D.	any Comstock Contract relating to Indebtedness and having an outstanding principal amount in excess of $5,000,000;
E.

any Comstock Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions)

under such Comstock Contract of $100,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);
F.

any Comstock Contract that by its terms calls for aggregate payment or receipt by Comstock and its Subsidiaries under such Comstock Contract of more than $10,000,000 over the remaining term of such Contract;

G.

any Comstock Contract pursuant to which Comstock or any of its Subsidiaries has a current claim of indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $10,000,000;

H.

any Comstock Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of Comstock and its Subsidiaries, taken as a whole, to which Comstock or any of its Subsidiaries is a party and licenses in intellectual property owned by a Third Party or licenses out Comstock Intellectual Property or agrees not to assert or enforce Comstock Intellectual Property, other than license agreements that are generally commercially available;

I.	any Comstock Contract that provides for any standstill or similar obligations;
J.

any Comstock Contract that obligates Comstock or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $10,000,000, excluding expenditures under operating agreements for wells being drilled under Comstock’s drilling program;

K.	any Comstock Contract not entered into in the ordinary course of business between Comstock or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Comstock;
L.	any Comstock Contract with any Governmental Authority, excluding oil and gas leases;
M.

any Comstock Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;

N.

each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring Comstock or any of its Subsidiaries to make expenditures from and after the Execution Date that would reasonably be expected to be in excess of $10,000,000 in the aggregate, other than customary joint operating agreements and continuous development obligations under oil and gas leases;

O.

any contract that provides for the sale by Comstock or any of its Subsidiaries of Hydrocarbons (i) in excess of 10,000 BOE of Hydrocarbons per day over a period of one month (calculated on a yearly average basis) or (ii) for a term greater than one (1) year or

P.

each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (i) any agreement in which such provision is solely for the benefit of Comstock or any of its Subsidiaries, (ii) customary royalty pricing provisions in oil and gas leases or (iii) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the oil and gas properties of Comstock or any of its Subsidiaries, to which Comstock or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of Comstock and its Subsidiaries, taken as a whole.

Each contract of the type described in clauses (A) through (P) is referred to herein as a “Material Comstock Contract.”

(ii)Except as has not had and would not have, individually or in the aggregate, a Comstock Material Adverse Effect, (i) each Material Comstock Contract is valid and binding on Comstock and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to Comstock’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Comstock and each of its Subsidiaries, and, to Comstock’s Knowledge, each other party thereto, has performed all obligations required to be performed by it under each Material Comstock Contract; and (iii) there is no default under any Material Comstock Contract by Comstock or any of its Subsidiaries or, to Comstock’s Knowledge, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Comstock or any of its Subsidiaries or, to Comstock’s Knowledge, any other party thereto under any such Material Comstock Contract, nor has Comstock or any of its Subsidiaries received any notice of any such default, event or condition. Comstock has made available to Contributors true and complete copies of all Material Comstock Contracts, including all amendments thereto.

(m)Information Supplied.  Subject to the accuracy of the representations and warranties of the Contributors set forth in Section 6.1, none of the information supplied (or to be supplied) in writing by or on behalf of Comstock specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first published, distributed or disseminated to Comstock Stockholders, at the time of any amendments or supplements thereto and at the time of the Comstock Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Comstock makes no representation or warranty with respect to information supplied in writing by or on behalf of the Contributors for inclusion or incorporation by reference in any of the foregoing documents.

(n)Insurance.  Comstock and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Comstock or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the oil and gas industry in locations in which Comstock operates. Schedule 6.2(n) sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Comstock or any of its Subsidiaries, or pursuant to which Comstock or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (i) such policy is in full force and effect and all premiums due thereon have been paid, (ii) neither Comstock nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (iii) to Comstock’s Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

(o)Intellectual Property.  Except as, individually or in the aggregate, has not had and would not have a Comstock Material Adverse Effect, either Comstock or a Subsidiary of Comstock owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Comstock Intellectual Property”).  Except as, individually or in the aggregate, has not had and would not have a Comstock Material Adverse Effect, (i) there are no pending or, to Comstock’s Knowledge, threatened claims by any Person alleging infringement, misappropriation or dilution by Comstock or any of its Subsidiaries of the intellectual property rights of any Person; (ii) to the Knowledge of Comstock, the conduct of the businesses of Comstock and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (iii) neither Comstock nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Comstock Intellectual Property; (iv) to the Comstock’s Knowledge, no Person is infringing, misappropriating or diluting any Comstock Intellectual Property; (v) Comstock and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (vi) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any Third Party to terminate any of Comstock’s or any Subsidiaries’ rights or obligations under, any agreement under which Comstock or any of its Subsidiaries grants to any Person, or any Person grants to Comstock or any of its Subsidiaries, a license or right under or with respect to any Comstock Intellectual Property.

(p)State Takeover Statutes.  Subject to and in reliance upon the accuracy of the Contributors’ representations and warranties contain in Section 6.1(q), as of the date hereof and at all times on or prior to the Closing, the Comstock Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 78.411 et seq. of the Nevada Revised Statute are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the transactions contemplated by this Agreement and will not restrict, impair or delay the ability of either Contributor, after Closing, to vote or otherwise exercise all rights as a stockholder of Comstock.  No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law or any similar anti-takeover provision in Comstock’s Organizational Documents is, or at Closing will be, applicable to this Agreement or the transactions contemplated by this Agreement.

(q)Related Party Transactions. Except as disclosed in Comstock’s definitive proxy statement on Schedule 14A filed with the SEC on April 3, 2017, or set forth on Schedule 6.2(q), as of the Execution Date, there is no transaction or arrangement involving in excess of $120,000 under which any (i) present or former executive officer or director of Comstock or any of its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Comstock or any of its Subsidiaries whose status as a 5% holder is known to Comstock as of the Execution Date or (iii) affiliate, “associate,” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) or any of the foregoing (but only, with respect to the Persons in clause (ii), to the Knowledge of Comstock) is a party to any actual or proposed loan, lease or other contract with or binding upon Comstock or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Comstock or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (i), (ii) or (iii) in connection with the operation of the business of Comstock or any of its Subsidiaries.

(r)Qualification.  As of the Closing, Comstock shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets.  Without limiting the foregoing, Comstock is, as of Closing, and thereafter will continue to be, qualified to own and operate any Indian, federal or state oil, gas and mineral leases that constitute part of the Assets, including meeting all bonding requirements.  Consummating the transaction contemplated by this Agreement will not cause Comstock to be disqualified or to exceed any acreage limitation imposed by Law.

(s)Absence of Certain Changes or Events.  Since December 31, 2017: (i) Comstock and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would have a Comstock Material Adverse Effect; (c) neither Comstock nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) neither Comstock nor any of its Subsidiaries has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 10.5.

(t)Consents.  Schedule 6.2(t), contains a list of all required consents, approvals, waivers, Comstock Permits or authorizations of, or notifications to or registrations or filings with, any Person (excluding any of the foregoing customarily obtained following Closing) arising in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby required to be obtained by Comstock.

(u)Properties.

(i)Comstock or one of its Subsidiaries has good and valid material title to, or in the case of leased property and leased tangible assets, a valid material leasehold interest in, all of its real properties and tangible assets that are necessary for Comstock and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Comstock or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Comstock and its Subsidiaries as currently conducted.  Except as has not had and would not have, individually or in the aggregate, a Comstock Material Adverse Effect, the tangible personal property currently used in the operation of the business of Comstock and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(ii)Each of Comstock and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not have a Comstock Material Adverse Effect.  Each of Comstock and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not have a Comstock Material Adverse Effect.

(iii)Schedule 6.2(u)(iii) sets forth a true and complete list of (i) all real property owned by Comstock or any of its Subsidiaries and (ii) all real property leased for the benefit of Comstock or any of its Subsidiaries pursuant to a Comstock Contract providing for annual aggregate rent in excess of $10,000,000; except in each case any real property that are oil and gas leasehold estates.

This Section 6.2(u) does not relate to Comstock Intellectual Property, which is the subject of Section 6.2(o).

(v)Benefit Plans.

(i)Schedule 6.2(v), contains a true and complete list of each  “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA) and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of Comstock or its Subsidiaries (or any of their beneficiaries or dependents) has any present or future right to compensation or benefits or Comstock or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Comstock Plans.”

(ii)Comstock has provided or made available to the Contributors a current, accurate and complete copy of each Comstock Plan, or if such Comstock Plan is not in written form, a written summary of all of the material terms of such Comstock Plan.  With respect to each Comstock Plan, Comstock has furnished or made available to the Contributors a current, accurate and complete copy of, to the extent applicable:  (A) any related trust agreement or other funding instrument, (B) the most recent determination letter of the IRS, (C) any summary plan description, summary of material modifications, and other similar material written communications to the employees of Comstock or its Subsidiaries concerning the benefits provided under a Comstock Plan, and (D) for the three most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements, and (3) actuarial valuation reports.

(iii)Neither Comstock, its Subsidiaries or any member of their “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise), and no fact or event exists that would reasonably be expected to give rise to any such liability, with respect to:  (A) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (B) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (C) a “multiple employer plan” as defined in Section 413 of the Code, or (D) a “funded welfare plan” within the meaning of Section 419 of the Code.

(iv)With respect to the Comstock Plans: (A) each Comstock Plan complies with its terms and complies in form and in operation in all material respects with the applicable provisions of ERISA and the Code and all other applicable legal requirements; (B) no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Comstock Plan, and all contributions required to be made under the terms of any Comstock Plan have been timely made; and (C) each Comstock Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and to Comstock’s Knowledge nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and to Comstock’s Knowledge nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Comstock Plan.

(v)There is no Action by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other governmental entity or by any plan participant or beneficiary pending, or to  Comstock's Knowledge, threatened, relating to the Comstock Plans, any fiduciaries thereof with respect to their duties to the Comstock Plans or the assets of any of the trusts under any of the Comstock Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions.

(vi)Comstock and its Subsidiaries do not maintain any Comstock Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code, the Health Insurance Portability and Accountability Act of 1986, as amended, Section 4980D of the Code and the Patient Protection and

Affordable Care Act of 2010, as amended, and Comstock and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties, assessable payments, or loss of Tax deduction as a result of such administration and operation.

(vii)Comstock and its Subsidiaries have no obligation to provide any welfare benefits to any employee following termination of employment, except continuation coverage required under Section 4980B of the Code (or equivalent state Law).

(viii)Each Comstock Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

(ix)Neither Comstock nor any of its Subsidiaries are obligated to make any payments in connection with the transactions contemplated by this Agreement (either alone or in connection with any other event), including under any Comstock Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.  There is no agreement, plan or other arrangement to which any of Comstock or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(x)Except as disclosed in Schedule 6.2(v), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Comstock or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(w)Labor Matters.

(i)Comstock and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, and payment and withholding of Taxes.  During the preceding three years, there has not been, and as of the Execution Date there is not pending or, to Comstock's Knowledge, threatened, any labor dispute, work stoppage, labor strike or lockout against Comstock or any of its Subsidiaries by employees.

(ii)No employee of Comstock or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To Comstock's Knowledge, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Comstock or any of its Subsidiaries.  There are no (A) unfair labor practice charges or complaints against Comstock or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to Comstock's Knowledge no such representations, claims or petitions are threatened, (B) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (C) grievances or pending arbitration proceedings against Comstock or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(iii)To Comstock's Knowledge, no current employee or officer of Comstock or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(iv)During the preceding three years, (A) neither Comstock nor any Subsidiary has effectuated a “plant closing” (as defined in WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (B) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Comstock or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (C) neither Comstock nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.  Each person employed by Comstock or any Subsidiary was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by Comstock or any Subsidiary should have been properly classified as an employee under applicable Law.

(v)With respect to any current or former employee, officer, consultant or other service provider of Comstock, there are no actions against Comstock or any of its Subsidiaries pending, or to Comstock’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Comstock, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Comstock incurring a material liability.

(x)Taxes.

(i)All material Tax Returns required to be filed (taking into account extensions of time for filing) by Comstock or any of its Subsidiaries have been filed and all such Tax Returns are complete and accurate in all material respects.

All Taxes that are due and payable by Comstock or any of its Subsidiaries have been paid in full.

(ii)All material withholding Tax requirements imposed on or with respect to Comstock or any of its Subsidiaries have been satisfied in full, and Comstock and its Subsidiaries have complied in all material respects with all information reporting (and related withholding) and record retention requirements.

(iii)There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Comstock or any of its Subsidiaries.

(iv)There is no outstanding claim, assessment or deficiency against Comstock or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Authority. There are no proceedings pending or, to Comstock's Knowledge, threatened in writing regarding any Taxes of Comstock and its Subsidiaries or any assets of Comstock and its Subsidiaries.

(v)Neither Comstock nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (A) an agreement or arrangement solely among the members of a group the common parent of which is Comstock or (B) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)).  Neither Comstock nor any of its Subsidiaries has any liability for Taxes of any Person (other than Comstock or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(vi)Neither Comstock nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(vii)Neither Comstock nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(viii)No claim has been made by any Taxing authority in a jurisdiction where Comstock or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Comstock or any of its Subsidiaries.

(ix)There are no Encumbrances for Taxes upon any of the assets of Comstock or any of its Subsidiaries, except Encumbrances for Taxes not yet due and delinquent.

(x)Neither Comstock nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Law), or any election pursuant to Section 108(i) of the Code (or any similar provision of Law) made with respect to any taxable period ending on or prior to the Closing Date.

(xi)Neither Comstock nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) of the Code.

(xii)After reasonable diligence, neither Comstock nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Contribution from qualifying as a tax-free exchange under Section 351(a) of the Code (other than with respect to any cash or other property paid by Comstock to the Contributors pursuant to Section 3.4(c)).

(xiii)Comstock has effectively elected to deduct intangible drilling costs and each tax partnership or subsidiary treated as a partnership for U.S. federal income tax purposes has so elected and has in effect an election under Section 754 of the Code.

(xiv)Comstock has been properly classified for U.S. federal income tax purposes as a corporation since its formation

(y)Environmental.  Except as set forth on Schedule 6.2(y):

(i)Comstock is and, for the five years prior to the date of this Agreement, has been in compliance with Environmental Laws in all material respects, including by obtaining possessing and complying in all material respects with all Comstock Permits required pursuant to any Environmental Law in connection with the operation of Comstock’s business.

(ii)There have been no Releases of Hazardous Materials at any property currently or, to Comstock’s Knowledge, formerly owned, operated or otherwise used by Comstock or any of its Subsidiaries, or, to Comstock’s Knowledge, by any predecessors of Comstock or any Subsidiary of Comstock, which Releases are reasonably likely to result in liability to Comstock under Environmental Law, and, as of the Execution Date, neither Comstock nor any of its Subsidiaries have received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Comstock, or at or from any offsite location where Hazardous Materials from Comstock’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling; and

(iii)As of the Execution Date, Comstock (x) has not received from any Governmental Authority any written notice of material violation of, alleged violation of or non-compliance with any Environmental Law other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which Comstock has no further material obligations outstanding, and (y) is not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree imposing material ongoing obligations pursuant to Environmental Laws; and

(iv)Prior to the Execution Date, Comstock has delivered to the Contributors true and complete copies of the most current versions of written reports of environmental investigations, studies, audits and tests, including but not limited to Phase I and Phase II environmental site assessments, in the possession, control or custody of Comstock or any of its Subsidiaries and relating to (a) environmental conditions at any current or former properties or facilities owned or operated by Comstock any of its Subsidiaries or (b) any unresolved environmental liability of Comstock or any of its Subsidiaries.

(z)Oil and Gas Matters.

(i)Except for any properties (1) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Comstock’s independent petroleum engineers relating to Comstock’s interests referred to therein as of December 31, 2017 (the “Comstock Reserve Report”) or (2) reflected in the Comstock Reserve Report as having been sold or otherwise disposed of, Comstock and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Comstock Reserve Report and in each case as attributable to interests owned by Comstock and its Subsidiaries, free and clear of any Liens, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Comstock’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the oil and gas properties held or owned by them (or purported to be held or owned by them) (a) entitles Comstock (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction or payment of all royalties, minimum royalties, overriding royalties and other similar leasehold burdens applicable thereto), not less than the net revenue interest share shown in the Comstock Reserve Report of all Hydrocarbons produced from such oil and gas properties throughout the productive life of such oil and gas properties, (b) obligates Comstock (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such oil and gas properties, of not greater than the working interest shown on the Comstock Reserve Report for such oil and gas properties (other than any positive differences in such percentage) and the applicable working interests shown on the Comstock Reserve Report for such oil and gas properties that are accompanied by a proportionate (or greater) net revenue interest in such oil and gas properties and (c) is free and clear of all Liens (other than Permitted Encumbrances).

(ii)The factual, non-interpretive data supplied by Comstock to its independent petroleum engineers relating to Comstock’s interests referred to in the Comstock Reserve Report, by or on behalf of Comstock and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the oil and gas properties of Comstock and its Subsidiaries in connection with the preparation of the Comstock Reserve Report was, as of the time provided, accurate in all respects.  The oil and gas reserve estimates of Comstock set forth in the Comstock Reserve Report are derived from reports that have been prepared by Comstock’s independent petroleum engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Comstock as of the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Comstock Reserve Report that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or financial condition of Comstock or upon Comstock’s ability to consummate the transactions contemplated hereunder.

(iii)(1) All rentals, shut-in royalties and similar payments owed to any Person or individual under (or otherwise with respect to) any oil and gas leases have been properly and timely paid, (2) all royalties, minimum royalties, overriding royalties and other similar leasehold burdens with respect to any oil and gas properties owned or held by Comstock or any of its Subsidiaries have been timely and properly paid and (3) none of Comstock or any of its Subsidiaries (and, to Comstock’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any oil and gas lease (or entitle the lessor thereunder to cancel or terminate such oil and gas lease) included in the oil and gas properties owned or held by Comstock or any of its Subsidiaries.

(iv)All proceeds from the sale of Hydrocarbons produced from the oil and gas properties of Comstock and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Comstock, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Hydrocarbon wells.

(v)All of the Hydrocarbon wells and all water, CO2, injection or other wells located on the oil and gas leases of Comstock and its Subsidiaries or otherwise associated with an oil and gas property of Comstock or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Comstock or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(vi)None of the material oil and gas properties of Comstock or its Subsidiaries is subject to any preferential right to purchase, consent to assignment or similar right that would become operative as a result of the transactions contemplated under this Agreement.

(aa)COMSTOCK IS (AND ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS.  COMSTOCK ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION OF THE ASSETS, (II) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE CONTRIBUTORS SET FORTH HEREIN, AND (III) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF THE CONTRIBUTORS, (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT, COMSTOCK HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR STATEMENTS OF THE CONTRIBUTORS OR THEIR AFFILIATES OR REPRESENTATIVES IN ENTERING INTO THIS AGREEMENT, AND (C) WITHOUT LIMITING COMSTOCK’S RIGHTS UNDER THIS AGREEMENT, AS OF CLOSING, WILL HAVE SATISFIED ITSELF THROUGH ITS OWN DUE DILIGENCE AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AND OTHER MATTERS AFFECTING THE ASSETS.

(bb)Opinion of Financial Advisor. The Comstock Board has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Stock Consideration to be paid by Comstock pursuant to this Agreement was fair, from a financial point of view, to Comstock. A copy of such opinion will be delivered to the Contributors solely for informational purposes promptly following the date of this Agreement..

6.3Representations and Warranties Exclusive.  All representations and warranties contained in this Agreement, the Assignment and the agreements, certificates and other documents to be delivered by the Contributors at or prior to Closing, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

6.4Disclaimers, Waivers and Acknowledgments.

(a)Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSIGNMENT, AND THE AGREEMENTS, CERTIFICATES AND OTHER DOCUMENTS TO BE DELIVERED BY THE CONTRIBUTORS AT OR PRIOR TO CLOSING, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY COMSTOCK AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS.”  THE CONTRIBUTORS MAKE NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUANTITY, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS OR WELLS, OR OTHERWISE.  ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY THE CONTRIBUTORS AND ACCEPTED BY COMSTOCK PRECISELY AND ONLY “AS IS, WHERE IS,” AND WITHOUT RECOURSE AGAINST THE CONTRIBUTORS.

(b)Acknowledgment.  Comstock acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Comstock has entered into this Agreement on the basis of Comstock’s own investigation or right to investigate, the physical condition of the Assets, including, without limitation, equipment, surface and subsurface conditions and Comstock’s remedies under this Agreement.  Except as set forth in this Agreement, the Assignment, and the agreements, certificates and other documents to be delivered by the Contributors at or prior to Closing, Comstock is acquiring the Assets precisely and only in an “as is and where is” condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Comstock’s investigation, are located thereon or therein, and whether known or unknown to Comstock as of Closing.  Subject to Section 4.3(b) and Comstock’s other remedies hereunder, Comstock hereby agrees to assume full responsibility for compliance with all obligations attributable in any way to the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown.

7.	Title Matters

7.1Examination Period.  Following the Execution Date of this Agreement until 5:00 p.m. Central Prevailing Time on June 26, 2018 (the “Examination Period”), the Contributors shall permit Comstock and its representatives access to examine, during normal business hours and such other reasonable times and in the Contributors’ offices or other authorized location, all files, records, information and data relating to the Assets (but expressly excluding information reserved to the Contributors as part of the Excluded Assets), including, without limitation, all abstracts of title, title opinions, title files, ownership maps, Lease, Unit, Well and division order files, assignments, operating and accounting records and all Contracts and other agreements pertaining to the Assets, insofar as same may now be in existence and in the possession or control of the Contributors, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon the Contributors or such data; provided, however, that the Contributors shall, at Comstock’s request and at no cost or expense to the Contributors, request waivers of such confidentiality restrictions.  The Contributors make no representations or warranties whatsoever as to the accuracy, completeness or reliability of such information, and Comstock relies and depends on and uses such information exclusively and entirely at its own risk and without recourse to the Contributors whatsoever.  The Contributors shall not be required to perform any additional title work or update or make current any existing abstracts or title opinions.  Should Comstock prepare or update abstracts or title opinions, a copy of such will be made available to the Contributors, without cost and without warranty of any kind, for the Contributors’ independent examination at least four (4) Business Days prior to Closing or upon the delivery of a notice of alleged Title Defect, whichever is the earlier.  Comstock specifically agrees that any conclusions made from any examination performed or caused to be performed by Comstock from or based upon any information furnished by the Contributors regarding title have resulted and shall result solely from Comstock’s own independent review, skill, knowledge and judgment.

7.2Title Defects.  The term “Title Defect” means (a) any burden, Lien, irregularity or other defect, excluding Permitted Encumbrances, that causes the Contributors not to have Defensible Title to any Asset.  The term “Defensible Title” means such legal or equitable ownership by a Contributor in the Assets that, subject to and except for the Permitted Encumbrances:

(a)entitles such Contributor to receive not less than the decimal interest set forth in Exhibit “A” as such Contributor’s Net Revenue Interest of all Hydrocarbons produced, saved and marketed from or attributable to a Well, without reduction, suspension or termination of such interest throughout the productive life of such Well, except as specifically set forth in such Exhibit;

(b)obligates such Contributor to bear not greater than the decimal interest set forth in Exhibit “A” as such Contributor’s Working Interest (without a proportionate or greater increase to the Net Revenue Interest for such Well set forth on Exhibit “A”) of the costs and expenses relating to the maintenance, development and operation of a Well, all without increase throughout the productive life of such Well, except as specifically set forth in such Exhibit; and

(c)is free and clear of all Liens.

7.3Permitted Encumbrances.  The term “Permitted Encumbrances” means:

(a)lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in the Well burdened by such interests to an amount less than the Net Revenue Interest set forth on Exhibit “A” or increase the Working Interest of any Well from that set forth in Exhibit “A” without a corresponding increase in the Net Revenue Interest;

(b)all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders, sales, gathering, transportation and transportation-related services contracts, and other contracts, agreements and instruments applicable to the Assets, to the extent that the net cumulative effect of such instruments does not operate to reduce the Net Revenue Interest in the Well burdened by such interests to an amount less than the Net Revenue Interest set forth on Exhibit “A” or increase the Working Interest of any Well from that set forth in Exhibit “A” without a corresponding increase in the Net Revenue Interest;

(c)the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including, without limitation, Liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the Contracts, agreements, instruments and documents identified in, and all other matters described or referred to in, any of the Exhibits and Schedules hereto, or that otherwise create or reserve to such Contributor its interest in the Assets or any of them;

(d)Liens for Taxes or assessments not yet due or delinquent or, if delinquent, are identified on Schedule 6.1(f) and are being contested in good faith by appropriate actions;

(e)preferential rights to purchase and required non-governmental Third Party consents to assignments, including the Consents;

(f)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(g)Title Defects or other deficiencies or irregularities waived by Comstock in writing or not asserted on or before the expiration of the Examination Period or, with respect to breaches of the Special Warranty, breaches known to Comstock prior to the end of the Examination Period but for which no Title Defect Notice was submitted to the Contributors;

(h)easements, rights-of way, servitudes, permits, surface leases, defects, irregularities, and other burdens, to the extent they do not materially interfere with the operation or use of the Assets as currently conducted by such Contributor;

(i)all laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets, including, without limitation, rules and regulations governing production rates and allowables;

(j)vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like burdens or liens which have expired as a matter of law or have arisen by operation of law or contract in the ordinary course of business or incident to the construction, development or improvement of any part or portion of the Assets in respect of obligations which are not yet delinquent, or if delinquent, being contested in good faith by appropriate actions;

(k)any other Lien, contract, agreement, instrument, obligation, defect, or irregularity affecting the Assets relating to obligations not yet in default, which is of the nature customarily accepted by prudent purchasers of oil and gas properties and which, individually or in the aggregate, does not interfere materially with the value or the operation of the Assets, as currently used by such Contributor, would not prevent Comstock (after Closing) from receiving the proportionate share of the proceeds of production from the Assets as set forth on Exhibit “A”;

(l)excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(m)calls on production under existing Contracts;

(n)gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

(o)all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or Permit issued by any Governmental Authority;

(p)any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations;

(q)the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein;

(r)any Lien to be released at or prior to Closing and any other charge or encumbrance on or affecting the Assets that is expressly waived, bonded or paid by Comstock at or prior to Closing or that is discharged by the Contributors at or prior to Closing; and

(s)any other Liens, charges, encumbrances, defects or irregularities that (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not reduce a Contributor’s Net Revenue Interest below that shown on Exhibit “A”, or increase a Contributor’s Working Interest above that shown in Exhibit “A”, without a proportionate or greater increase in the Net Revenue Interest of such Contributor.

7.4Notice of Title Defects; Title Defect Valuation.

(a)If Comstock discovers any Title Defect affecting an Asset, Comstock shall promptly notify the Contributors of such alleged Title Defect.  To be effective, such notice (a “Title Defect Notice”) must (i) be in writing, (ii) be received prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Asset or Assets affected by such Title Defect and (v) include the Title Defect Value, as reasonably determined by Comstock acting in good faith.  Upon receipt of a timely Title Defect Notice, upon request by the Contributors, Comstock shall promptly deliver to the Contributors copies of all data, records, title reports, opinions and other information in Comstock’s possession or control bearing upon or relating to the alleged Title Defect and its determination of the Title Defect Value.

(b)The value attributable to each Title Defect (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(i)If the Title Defect is a Lien or other liquidated amount with respect to an Asset, the Title Defect Value is the amount necessary to be paid to remove fully the Lien or encumbrance from the affected Asset.

(ii)If the Title Defect asserted is that the Net Revenue Interest attributable to a Well is less than that stated in Exhibit “A” (and there is not a corresponding and proportionate decrease in Working Interest), then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit “A” and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit “A”.

(iii)If the Title Defect represents an obligation, Lien, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) and for which the economic detriment to Comstock is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, and the potential discounted economic effect of the Title Defect over the life of the affected Asset.

(iv)If a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)Notwithstanding anything herein to the contrary, in no event shall the aggregate of all Title Defect Values asserted against an affected Well exceed the Allocated Value of the Well affected thereby.

(vii)Except as set forth in Section 7.4(b)(ii), in determining a Title Defect Value the parties agree to consider such other factors as are reasonably necessary to make a proper evaluation, and if the Contributors and Comstock agree on the Title Defect Value, such amount shall be the Title Defect Value.

7.5Remedies for Title Defects.  Subject to Section 7.6, the following shall be Comstock’s sole and exclusive remedy with respect to Title Defects:

(a)Upon the receipt of a Title Defect Notice from Comstock asserting an alleged Title Defect, the Contributors shall have the option, but not the obligation, to (i) attempt to cure such Title Defect at the Contributors’ sole cost at any time prior to Closing, or (ii) exclude the affected Property from the Closing (in which case such Property shall be an Excluded Asset hereunder) and, pursuant to Section 3.3(a)(i), Comstock shall be entitled to a downward adjustment to the Stock Consideration at Closing equal to the Allocated Value of such excluded Property.

(b)With respect to each alleged Title Defect that is not reasonably cured on or before Closing, the Stock Consideration hereunder will be reduced by an amount equal to the Title Defect Value agreed upon in writing by Comstock and the Contributors acting reasonably.

(c)If Comstock and the Contributors have not agreed (i) on or before Closing upon the validity of an asserted Title Defect, or have not agreed on the Title Defect Value attributable thereto, or (ii) upon whether a Title Defect has been reasonably cured, then either party shall have the right to elect by written notice, delivered before Closing, to have the validity of such Title Defect, such Title Defect Value or the sufficiency of the Contributors’ cure determined by an Independent Expert pursuant to Section 9.  To the extent the Independent Expert is determining the validity of a Title Defect, the Contributors shall have ninety (90) days from the date the Independent Expert determines that a Title Defect exists to cure such Title Defect.

(d)Any Title Defect cured by the Contributors or for which Comstock receives a Stock Consideration adjustment or payment pursuant to this Section 7.5, shall constitute a Permitted Encumbrance hereunder and shall not be subject to any Special Warranty claim under the Assignment.

7.6Limitation of Remedies for Title Defects.  Notwithstanding anything to the contrary contained in this Agreement, (a) Comstock shall not be entitled to assert any Title Defect the Title Defect Value of which does not exceed $75,000 (the “Individual Title Threshold”); (b) unless the aggregate value of all uncured Title Defects exceeding the Individual Title Threshold exceeds $12,000,000 of the Stock Consideration under this Agreement (the “Aggregate Title Deductible”), there shall be no adjustment of the Stock Consideration for Title Defects; and (c) in the event the aggregate value of all uncured Title Defects having Title Defect Values exceeding the Individual Title Threshold exceeds the Aggregate Title Deductible, Comstock shall be entitled to adjustments to the Stock Consideration only with respect to Title Defect amounts exceeding the Aggregate Title Deductible.  For the avoidance of doubt, the limitations set forth in this Section 7.6 (including the Aggregate Title Deductible) shall apply to the Contributors on an aggregate basis.

7.7Title Benefits.

(a)The Contributors have the right, but not the obligation, to deliver to Comstock until the end of the Examination Period with respect to each Title Benefit discovered by a Contributor a notice setting forth such Title Benefit (a “Title Benefit Notice”), which must (i) be in writing, (ii) be received prior to the expiration of the Examination Period, (iii) describe the Title Benefit in reasonable detail, (iv) identify the specific Asset or Assets affected by such Title Benefit and (v) include the Title Benefit Amount, as reasonably determined by the Contributors acting in good faith.  The Contributors forever waive Title Benefits not timely and properly asserted by a Title Benefit Notice.

(b)Any increase to the Allocated Value of a Well as the result of a Title Benefit (the “Title Benefit Amount”) will be determined pursuant to Section 7.7(c).  The aggregate of all Title Benefit Amounts shall (i) offset the value of downward adjustments to the Stock Consideration pursuant to Section 3.3, and (ii) to the extent the aggregate of all Title Benefit Amounts exceeds all downward adjustments to the Stock Consideration pursuant to Section 3.3, be accounted for as an amount owed by Comstock pursuant to Section 3.4(c) and reflected on the Closing Cash Statement.

(c)The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(i)if Comstock and the Contributors agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)if the Title Benefit reflects a difference (with a proportional increase in the Working Interest for the affected Well) between (A) the Net Revenue Interest for the affected Well and (B) the Net Revenue Interest stated in Exhibit “A”, then the Title Benefit Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit “A”; and

(iii)if the Title Benefit represents a benefit in the ownership or title to the affected Well of a type not described in subsection (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected Well, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the affected Well, the values placed upon the Title Benefit by Comstock and the Contributors and such other factors as are necessary to make a proper evaluation.

(d)If the parties cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts before the Closing, the provisions of Section 9 shall apply.

7.8Special Warranty of Title.

(a)The Assignment delivered at Closing will contain a special warranty of Defensible Title (the “Special Warranty”) whereby each Contributor shall severally, and not jointly, warrant Defensible Title to its interest in the Wells unto Comstock against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under such Contributor but not otherwise, subject, however, to the Permitted Encumbrances.  The Special Warranty contained in the Assignment shall constitute a special warranty of title by, through and under each Contributor under the applicable Laws of the State of Texas.  The Special Warranty shall be subject to the further limitations and applicable provisions of Section 7.2, Section 7.3, Section 7.4, and Section 7.6, mutatis mutandis, including the Individual Title Threshold and the Aggregate Title Deductible.  No later than 5:00 p.m. Central Prevailing Time on the date that is four (4) years after Closing, Comstock may furnish to the Contributors a Title Defect Notice meeting the requirements of Section 7.4 setting forth any matter which Comstock asserts as a breach of the Special Warranty.  The Contributors shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of the Special Warranty prior to the date that is fifty-four (54) months after the Closing.  Comstock shall be deemed to have waived all breaches of the Special Warranty for which the Contributors have not received on or before the date that is forty-eight (48) months after the Closing a valid Title Defect Notice that satisfies the requirements set forth in Section 7.4.

(b)For purposes of the Special Warranty, the value of the Wells shall be deemed to be the Allocated Value thereof.  Recovery on the Special Warranty of shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Stock Consideration to which Comstock would have been entitled had Comstock asserted the Title Defect giving rise to such breach of the Special Warranty as a Title Defect prior to the end of the Examination Period pursuant to Section 7.4, in each case taking into account the Individual Title Threshold and the Aggregate Title Deductible

(c)Except for the Special Warranty and without limiting Comstock’s remedies for Title Defects set forth in this Article 7, the Contributors make no warranty or representation, express, implied, statutory or otherwise, with respect to the Contributors’ title to any of the Assets.  Comstock hereby acknowledges and agrees that, subject to the provisions limitations set forth in this Article 7, Comstock’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the end of the Examination Period, shall be as set forth in Section 7.5 and, (b) from and after Closing (without duplication), shall be pursuant to the Special Warranty.

8.	Environmental Matters

8.1Environmental Review.

(a)Comstock shall have the right to conduct physical inspections, investigations, and assessments of the Contributors’ compliance with or liabilities under Environmental Law, including a Phase I environmental review of the Assets prior to the expiration of the Examination Period (jointly, “Comstock’s Environmental Review”).  Contributors shall provide Comstock access as it may reasonably request to the environmental data in the Contributors’ files for the Assets.  With respect to Assets not operated by the Contributors, each Contributor agrees, at no cost or expense to such Contributor, to request that the operator of such Assets grant Comstock such access.  The Contributors make no representations or warranties whatsoever as to the accuracy, completeness or reliability of any such Environmental Information, and Comstock relies and depends on and uses any and all such Environmental Information, review or inspection exclusively and entirely at its own risk and without any recourse to the Contributors whatsoever.

(b)The cost and expense of Comstock’s Environmental Review shall be borne solely by Comstock.  The scope of work comprising Comstock’s Environmental Review shall not include any sampling or testing or procedure that would invade the subsurface of the environment without the prior written consent of the Contributors, which consent shall not be unreasonably withheld.  Comstock shall (i) consult with the Contributors before conducting any work comprising such Comstock’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with operations of the Assets and (iii) comply with all applicable Laws, rules, and regulations of applicable Governmental Authority and all safety rules and policies of the Contributors or the operator of the applicable Assets.  Comstock shall be responsible for obtaining any Third Party consents that are required in order to perform any work comprising Comstock’s Environmental Review.  Comstock shall consult with the Contributors prior to requesting each such Third Party consent and the Contributors shall reasonably cooperate with Comstock in connection with obtaining such consent.  The Contributors shall have the right to have a representative or representatives accompany Comstock at all times during Comstock’s Environmental Review, and Comstock shall give the Contributors notice not more than seven (7) days and not less than forty-eight (48) hours before any visits by Comstock to the Assets, and Comstock shall seek and obtain the Contributors’ prior consent (which shall not be unreasonably withheld) before it enters upon the Assets.  If the Contributors permit any sampling or testing, with respect to any samples taken in connection with Comstock’s Environmental Review, if requested by the Contributors, Comstock shall take split samples, providing one of each such sample, properly labeled and identified, to the Contributors.  Comstock shall furnish the Contributors with a copy of any final environmental report received by Comstock with respect to the Assets, except for such information subject to an attorney-client privilege.  Comstock hereby agrees to release, defend, indemnify and hold harmless the Contributor Parties from and against all Claims arising from, out of or in connection with, or otherwise relating to, Comstock’s physical inspections and Comstock’s Environmental Review, regardless of the sole, joint, concurrent or comparative negligence (but not any Contributor Party’s gross negligence or willful misconduct), strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty or other fault or responsibility of a Contributor Party or any other person or party. Notwithstanding the foregoing, Comstock shall not, by virtue of this Section 8.1(b), have any indemnity obligation to the Contributors with respect to Comstock’s discovery of information or conditions that may lead to Claims arising from the condition of the Assets prior to Comstock’s Environmental Review.

(c)Unless otherwise required by applicable Law, until Closing, Comstock shall treat all matters revealed by Comstock’s Environmental Review, including, without limitation, any analyses, compilations, studies, documents, reports or data prepared or generated from such review (the “Environmental Information”), as confidential, and Comstock shall not disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of the Contributors except as hereafter provided or to the extent required by applicable Law.  Comstock may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  The Environmental Information shall be disclosed by Comstock to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 8.1(c).  If Comstock or any Third Party to whom Comstock has provided any Environmental Information is requested, compelled or required to disclose any of the Environmental Information by a court or other Governmental Authority, or disclosure is otherwise required under applicable Law, Comstock shall provide the Contributors with prompt notice prior to any such disclosure and the Contributors may file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to Closing, upon the Contributors’ request Comstock shall promptly deliver the Environmental Information, and all copies thereof and works based thereon, to the Contributors, which Environmental Information shall become the sole property of the Contributors; provided, however, that Comstock may retain copies thereof in the event of a dispute between Comstock and the Contributors arising from or relating to such termination.  Upon request, Comstock shall provide copies of the Environmental Information to the Contributors without charge.  The terms and provisions of this Section 8.1(c) shall survive any such termination of this Agreement, notwithstanding anything to the contrary.

(d)NORM.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUT WITHOUT LIMITATION OF COMSTOCK’S REMEDIES UNDER THIS AGREEMENT, COMSTOCK ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT LOCATED ON THE PROPERTIES MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”).  IN THIS REGARD, COMSTOCK EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN

OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES DESCRIBED HEREIN MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIALS MAY BE BURIED OR MAY HAVE BEEN OTHERWISE DISPOSED OF ON THE PROPERTIES COMPRISING OR SITUATED ON THE ASSETS.  COMSTOCK ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES WHERE THEY MAY BE FOUND.

8.2Environmental Definitions.

(a)The term “Environmental Defect” shall mean, with respect to any given Asset or collection of similarly situated Assets, events or conditions that either with or without a Governmental Authority’s knowledge thereof constitutes a violation of or liability under Environmental Laws in the jurisdiction in which such Asset is located.

(b)The term “Environmental Laws” shall mean all Laws pertaining to the environment, pollution, or the use, handling, transportation, treatment, storage, disposal, release, threatened release, presence, investigation, remediation or monitoring of Hazardous Materials, as may be interpreted by applicable court decisions or administrative orders.

(c)The term “Environmental Defect Value” shall mean, with respect to an Environmental Defect, the estimated costs and expenses for the lowest cost means to correct such Environmental Defect consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Materials, including without limitation monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be permissible if they do not materially and adversely affect the value or interfere with the use of affected property.

8.3Notice of Environmental Defects.  If Comstock discovers any alleged Environmental Defect affecting the Assets, Comstock shall promptly notify the Contributors of such alleged Environmental Defect.  To be effective, such notice (an “Environmental Defect Notice”) must (a) be in writing, (b) be received prior to the expiration of the Examination Period, (c) describe the Environmental Defect in reasonable detail, including the applicable Environmental Laws, (d) identify the specific Asset or Assets affected by such Environmental Defect, and (e) indicate Comstock’s reasonable good faith estimate of the Environmental Defect Value, for which Comstock would agree to adjust the Stock Consideration in order to accept such Environmental Defect if the Contributors elected Section 8.4(c) as the remedy therefor.  Any matters of which Comstock learns during the Examination Period that may otherwise constitute Environmental Defects, but of which the Contributors have not been specifically notified by Comstock in accordance with the foregoing, shall be deemed to have been waived by Comstock for all purposes and constitute an Assumed Obligation of Comstock at Closing. Upon receipt of a timely Environmental Defect Notice, upon request by the Contributors, Comstock shall promptly deliver to the Contributors copies of all data, records, reports, opinions and other information in Comstock’s possession or control bearing upon or relating to the alleged Environmental Defect and its determination of the Environmental Defect Value, including, without limitation, site plans showing the location of sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain of custody documentation and laboratory reports.

8.4Remedies for Environmental Defects.  Subject to Section 8.5, Section 8.6 and Comstock’s remedies under Section 4.3(b), the following shall be Comstock’s sole and exclusive remedy with respect to alleged Environmental Defects:

(a)Upon the receipt of an Environmental Defect Notice from Comstock asserting an alleged Environmental Defect, the Contributors shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to Closing.

(b)With respect to any alleged Environmental Defect that is not reasonably cured on or before Closing, either Party will have the option, but not the obligation, to exclude the affected Asset from the Assets delivered at Closing and the Stock Consideration shall be reduced by the Allocated Value of such affected Asset.

(c)With respect to each alleged Environmental Defect that is not reasonably cured on or before Closing and has not been excluded from the transaction pursuant to Section 8.4(b), the Stock Consideration hereunder will be reduced by an amount equal to the Environmental Defect Value agreed upon in writing by Comstock and the Contributors acting reasonably; provided, however, at the Contributors’ option, the Contributors may elect to cure, or continue to cure an Environmental Defect after Closing, in which case an amount equal to the Environmental Defect Value agreed upon in writing by Comstock and the Contributors acting reasonably shall be paid by Comstock at Closing out of the Adjusted Stock Consideration.

(d)If Comstock and the Contributors have not agreed (i) on or before Closing upon the validity of any asserted Environmental Defect, or if the parties have not agreed on the Environmental Defect Value therefor or (ii) upon whether an alleged Environmental Defect has been reasonably cured, then either party by written notice to the other party, delivered before or after Closing, shall have the right to elect to have the validity of the asserted Environmental Defect, the Environmental Defect Value for such Environmental Defect, or the sufficiency of the Contributors’ cure determined by an Independent Expert pursuant to Section 9.  To the extent the Independent Expert is determining the validity of an Environmental Defect, the Contributors shall have ninety (90) days from the date the Independent Expert determines that an Environmental Defect exists to cure such Environmental Defect.

8.5Limitation of Remedies for Environmental Defects.  Notwithstanding anything to the contrary contained in this Agreement, (a) Comstock shall not be entitled to assert any Environmental Defect the Environmental Defect Value of which does not exceed $75,000 (the “Individual Environmental Threshold”); (b) unless the aggregate value of all Environmental Defects exceeding the Individual Environmental Threshold exceeds $12,000,000 of the Stock Consideration under this Agreement (the “Aggregate Environmental Deductible”), there shall be no adjustment of the Stock Consideration for Environmental Defects; and (c) in the event the aggregate value of all Environmental Defects having Environmental Defect Values exceeding the Individual Environmental Threshold exceeds the Aggregate Environmental Deductible, Comstock shall be entitled to adjustments to the Stock Consideration only with respect to Environmental Defect Values exceeding the Aggregate Environmental Deductible.  For the avoidance of doubt, the limitations set forth in this Section 8.5 (including the Aggregate Environmental Deductible) shall apply to the Contributors on an aggregate basis.

8.6Inspection and Condition of the Assets.  Subject to Comstock’s remedies under this Agreement, Comstock specifically assumes the risk of the condition of the Assets.  Comstock shall have the right to make or perform field and office inspections of the Assets as provided herein.  ALL INSPECTIONS SHALL BE AT COMSTOCK'S SOLE RISK, COST, AND EXPENSE, AND COMSTOCK SHALL INDEMNIFY, DEFEND, AND HOLD THE CONTRIBUTORS AND THE CONTRIBUTORS’ RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONTRACTORS, AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, LIENS, OR ENCUMBRANCES, CLAIMS, CAUSES OF ACTION, AND COSTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS' FEES, COURT COSTS AND EXPENSES OF LITIGATION) RELATED TO ANY PERSONAL INJURY TO OR DEATH OF ANY PERSON OR PROPERTY DAMAGE AS A RESULT OF COMSTOCK'S EXERCISE OF ITS INSPECTION RIGHTS HEREUNDER, EVEN IF THE NEGLIGENCE OF THE CONTRIBUTORS OR THE CONTRIBUTORS’ RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, CONTRACTORS, OR AGENTS CAUSED OR CONTRIBUTED TO THE EVENT IN QUESTION. NOTWITHSTANDING THE FOREGOING, COMSTOCK SHALL NOT, BY VIRTUE OF THIS SECTION 8.6 HAVE ANY INDEMNITY OBLIGATION TO THE CONTRIBUTORS WITH RESPECT TO COMSTOCK’S DISCOVERY OF INFORMATION OR CONDITIONS THAT MAY LEAD TO CLAIMS ARISING FROM THE CONDITION OF THE ASSETS FOR CONDITIONS EXISTING PRIOR TO COMSTOCK’S INSPECTIONS.  THE FOREGOING INDEMNITY SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT.  COMSTOCK AGREES TO COMPLY WITH THE RULES, REGULATIONS, AND INSTRUCTIONS ISSUED BY THE CONTRIBUTORS AND OTHER OPERATORS REGARDING COMSTOCK’S ACTIONS WHILE UPON, ENTERING, OR LEAVING THE OFFICES OF THE CONTRIBUTORS OR THE LEASES, UNITS, WELLS, SURFACE INTERESTS AND PERSONAL PROPERTY.  If the right of inspection is not exercised, Comstock shall be deemed to have waived such right.  Comstock stipulates that any such inspection, if made, shall cover but not be limited to the physical and environmental condition, both surface and subsurface, of the Assets.  Subject to Comstock’s remedies under this Agreement, it is expressly recognized by Comstock that the  lands covered by the Leases, along with the facilities and equipment located thereon, having been used in connection with oil, gas and water production, treatment, storage and disposal activities, and may contain NORM, asbestos and other hazardous substances as a result of these operations.

8.7Waiver.  Without limiting, and subject to, Comstock’s remedies under Section 4.3(b) or elsewhere under this Agreement, Comstock, with and upon Closing, waives for all purposes all objections associated with the environmental, physical and other condition of the

Assets, unless raised by proper notice within the Examination Period, and Comstock (and on behalf of Comstock Parties and their successors and assigns) irrevocably waives any and all Claims they may have against the Contributor Parties associated therewith.

9.	Independent Experts

9.1Selection of Independent Experts.  Any disputes regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, and the calculation of the Final Settlement Statement, or revisions thereto, may, as herein provided, be submitted by a party, with written notice to the other party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute.  The Independent Expert, with regard to any disputes regarding Title Defect Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, shall be selected upon his field of expertise with the mutual agreement of Comstock and the Contributors and shall have both knowledge and experience involving properties in the regional area in which the Properties are located.  If the parties are unable to agree on an Independent Expert, the Contributors shall appoint an arbitrator of its choice and Comstock shall appoint an arbitrator of its choice (each, a “Party Appointed Arbitrator”).  The two Party Appointed Arbitrators shall in turn appoint a third to be the Independent Expert.

9.2Procedures.  Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, the arbitration proceedings shall be conducted pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), but shall not be administered by the AAA.  The Independent Expert shall be instructed by the parties to resolve such dispute as soon as reasonably practicable in light of the circumstances but in any event within ninety (90) days for Title Defects and Environmental Defects.  The decision and award of the Independent Expert shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

9.3Location of Proceeding.  All proceedings under this Section 9 shall be conducted in Dallas, Texas.

10.	Additional Covenants

10.1Preparation of the Proxy Statement; Comstock Stockholder Meeting

(a)As soon as practicable following the Execution Date, Comstock shall (i) prepare and file with the SEC a proxy statement in connection this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and (ii) in consultation with the Contributors, set a preliminary record date for the Comstock Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Comstock shall use reasonable best efforts to (i) have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and (ii) cause the Proxy Statement to be mailed to the Comstock Stockholders as promptly as practicable. Comstock shall obtain and furnish the information required to be included in the Proxy Statement, shall provide the Contributors with any comments that may be received from the SEC or its staff with respect thereto, and shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement.  No filing of, or amendment or supplement to, the Proxy Statement or response to any comments of the SEC or its staff with respect thereto will be made by Comstock, without Comstock providing the Contributors and their counsel a reasonable opportunity to review and comment on such document or response and giving due consideration to all reasonable additions, deletions or changes suggested thereto by the Contributors and their counsel. If at any time prior to obtaining Comstock Stockholder Approval any information relating to Comstock or the Contributors, or any of their respective Affiliates, directors or officers, is discovered by Comstock or the Contributors that should be set forth in an amendment or supplement to the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Comstock Stockholders.

(b)Comstock shall, as soon as practicable following the Execution Date, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Comstock Stockholders (the “Comstock Stockholders Meeting”) for the purpose of obtaining the Comstock Stockholder Approval (and such Comstock Stockholders Meeting shall in any event be no later than forty-five calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Comstock that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed Comstock that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Subject to Section 10.2, Comstock shall, through its board of directors (“Comstock Board”), recommend to the Comstock Stockholders the approval of the Comstock Proposals (the “Comstock Board Recommendation”). Unless the Comstock Board has effected a Comstock Adverse Recommendation Change in accordance with Section 10.2, Comstock shall use its reasonable best efforts to solicit from the Comstock Stockholders proxies in favor of the Comstock Proposals and to take all other action necessary or advisable to secure the Comstock Stockholder Approval. The Proxy Statement shall include, subject to Section 10.2, the Comstock Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 11.3, Comstock shall submit the Comstock Proposals for approval by the Comstock Stockholders at such Comstock Stockholders Meeting. Notwithstanding anything in this Agreement to the contrary, Comstock may postpone or adjourn the Comstock Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Comstock Stockholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Comstock has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Comstock Stockholders prior to the Comstock Stockholders Meeting and (iv) if Comstock has delivered any notice contemplated by Section 10.2(e) and the time periods contemplated by Section 10.2(e) have not expired; provided, that Comstock may not postpone or adjourn the Comstock Stockholders Meeting more than a total of two times pursuant to clause (i) and/or clause (ii) of this Section 10.2(b). Notwithstanding the foregoing, Comstock shall, at the request of the Contributors, to the extent permitted by Law, adjourn the Comstock Stockholders Meeting to a date specified by the Contributors for the absence of a quorum or if Comstock has not received proxies representing a sufficient number of shares of Comstock Common Stock for Comstock Stockholder Approval; provided that Comstock shall not be required to adjourn the Comstock Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Unless there has been a Comstock Adverse Recommendation Change in accordance with Section 10.2, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any Comstock Stockholders or any other Person to prevent the Comstock Stockholder Approval from being obtained.  Once Comstock has established a record date for the Comstock Stockholders Meeting, Comstock shall not change such record date or establish a different record date for the Comstock Stockholders Meeting without the prior written consent of the Contributors, unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of the Contributors, (i) the approval of the Comstock Proposals, (ii) the election of directors and (iii) the ratification of Comstock’s auditor shall be the only matters that Comstock shall propose to be acted on by the stockholders of Comstock at the Comstock Stockholders Meeting and Comstock shall not submit any other proposal to such stockholders in connection with the Comstock Stockholders Meeting or otherwise (including any proposal inconsistent with the Comstock Proposals).  Without limiting the generality of the foregoing, Comstock agrees that its obligations pursuant to this Section 10.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Comstock or any other Person of any Alternate Proposal or the occurrence of any Comstock Adverse Recommendation Change.

(c)If requested by the Contributors, Comstock shall promptly provide all voting tabulation reports relating to the Comstock Stockholders Meeting that have been prepared by Comstock or its transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Contributors reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Comstock’s stockholders with respect thereto.

10.2No Solicitation

(a)Comstock agrees that, except as permitted by this Section 10.2, neither it nor any of its Subsidiaries, or any of their respective directors or officers, shall, and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries' employees, investment bankers, financial advisors, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly

(i) initiate, solicit, propose or knowingly encourage any Alternate Proposal or the making of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, (iii) furnish or provide any information or data, or access to the properties, assets or employees of Comstock or its Subsidiaries, to any Person in connection with any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternate Proposal, or (iv) otherwise knowingly facilitate any effort or attempt with respect to the foregoing. Comstock shall, and shall cause each of its Subsidiaries and the Representatives of Comstock and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Alternate Proposal or potential Alternate Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Alternate Proposal or potential Alternate Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Alternate Proposal or potential Alternate Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement.

(b)Comstock shall promptly (but in any event within forty-eight (48) hours) notify the Contributors in writing of the receipt of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Alternate Proposal, indicating (i) the identity of the Person making such Alternate Proposal and (ii) the material terms and conditions of such Alternate Proposal and providing the Contributors with the most current version (if any) of such inquiry, indication of interest, proposal or offer and all related material documentation. With respect to any Alternate Proposal described in the immediately preceding sentence, Comstock shall keep the Contributors reasonably informed, on a prompt basis (but in any event within forty-eight (48) hours of any such event), of (x) any changes or modifications to the terms of any such Alternate Proposal and (y) any communications from such Person to Comstock or from Comstock to such Person with respect to any changes or modifications to the terms of any such Alternate Proposal.

(c)Notwithstanding anything to the contrary contained in Section 10.2(a), prior to the Comstock Stockholder Approval, in response to an unsolicited bona fide written Alternate Proposal that did not result from a breach of this Section 10.2, if the Comstock Board determines in good faith (x) after consultation with Comstock’s financial advisors and outside legal counsel, that such Alternate Proposal is, or is reasonably expected to lead to, a Superior Proposal and (y) after consultation with Comstock’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the corporation and the Comstock Stockholders under applicable Law, Comstock may, subject to providing the Contributors prior notice, (i) furnish or provide information (including non-public information or data) regarding, and afford access to, the business, properties, assets, books, records and personnel of, Comstock and its Subsidiaries, to the Person making such Alternate Proposal and its Representatives; provided, however, that Comstock shall as promptly as is reasonably practicable make available to the Contributors any non-public information concerning Comstock or its Subsidiaries that is provided to any Person pursuant to this clause (i) to the extent such information was not previously made available to the Contributors and (ii) engage in discussions and negotiations with such Person and its Representatives with respect to such Alternate Proposal; provided, further, that, prior to taking any of the actions set forth in the foregoing clauses (i) or (ii) above, the Person making such Alternate Proposal has entered into a customary confidentiality agreement reasonably acceptable to the Contributors (it being understood that the negotiation of such confidentiality agreement shall not be deemed to be a breach of Section 10.2(a)).

(d)Except as set forth in Section 10.2(e), Comstock shall not, and the Comstock Board (and each committee thereof) shall not (i) (A) withdraw, change, qualify, withhold or modify, or propose or announce any intention to do any of the foregoing, in a manner adverse to the Contributors, the Comstock Board Recommendation, (B) adopt, approve or recommend, or propose or announce any intention to adopt, approve or recommend, any Alternate Proposal, (C) fail to include the Comstock Board Recommendation in the Proxy Statement, (D) fail to recommend against any Alternate Proposal subject to Regulation 14D promulgated under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the Contributors so request in writing, (E) if an Alternate Proposal or any material modification thereof is made public or sent to the Comstock Stockholders, fail to issue a press release that reaffirms the Comstock Board Recommendation within five (5) Business Days after the Contributors so request in writing or (F) agree or resolve to take any action set forth in the foregoing clauses (A) through (E) (any action set forth in this clause (i), a “Comstock Adverse Recommendation Change”) or (ii) authorize, propose, cause or permit Comstock or any of its Affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, definitive agreement, or other similar commitment that constitutes or relates to, or is intended to or would reasonably be expected to lead to, an Alternate Proposal (other than an confidentiality agreement) (an “Alternative Agreement”).

(e)Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Comstock Stockholder Approval, the Comstock Board may make a Comstock Adverse Recommendation Change (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 11.3(e)(ii)) if (i) Comstock has received a Superior Proposal other than as a result of a breach of this Section 10.2 and the Comstock Board (or a duly authorized committee thereof) determines in good faith, after consultation with Comstock’s outside legal counsel, that the failure to make a Comstock Adverse Recommendation Change in response to the receipt of such Superior Proposal would be inconsistent with its fiduciary duties to the corporation and the Comstock Stockholders under applicable Law and (ii) (A) Comstock provides the Contributors prior written notice of its intent to make any Comstock Adverse Recommendation Change or terminate this Agreement pursuant to Section 11.3(e)(ii) at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement that would cause the Superior Proposal to no longer be a Superior Proposal, the Comstock Board has resolved to effect a Comstock Adverse Recommendation Change or to terminate this Agreement pursuant to Section 11.3(e)(ii), which notice shall specify the basis for such Comstock Adverse Recommendation Change or termination, shall provide the material terms and conditions of, and the identity of the Persons making, such Superior Proposal and shall attach the most current draft of any Alternative Agreement, and any other documents with respect to the Superior Proposal that (x) include any terms and conditions of the Superior Proposal and (y) were not produced by Comstock, any of its Subsidiaries or any of its or their Representatives solely for internal purposes, if applicable (a “Notice of Recommendation Change”) (it being understood that such Notice of Recommendation Change shall not in itself be deemed a Comstock Adverse Recommendation Change and that any change in price or material revision or material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice to which the provisions of clauses (A), (B) and (C) of this Section 10.2(e) shall apply mutatis mutandis), (B) during such four (4) Business Day period, if requested by the Contributors, Comstock shall make its Representatives reasonably available to negotiate in good faith with the Contributors and their Representatives regarding any modifications to the terms and conditions of this Agreement that the Contributors propose to make and (C) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by the Contributors to Comstock in writing, the Comstock Board determines in good faith (x) after consultation with Comstock’s financial advisors and outside legal counsel, that such Superior Proposal still constitutes a Superior Proposal and (y) after consultation with Comstock’s outside legal counsel, that the failure to make such a Comstock Adverse Recommendation Change would be inconsistent with its fiduciary duties to the corporation and the Comstock Stockholders under applicable Law. Notwithstanding anything to the contrary contained herein, neither Comstock nor any of its Subsidiaries shall enter into any Alternative Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 11.5, if applicable).

(f)Comstock shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the Execution Date that would restrict Comstock’s ability to comply with any of the terms of this Section 10.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(g)Comstock shall not take any action to exempt any Person (other than the Contributors and their respective Affiliates) from the restrictions on “combinations” contained in Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statute (or any similar provision of any other state takeover statute or similar Law), or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 11.3(e)(ii).

(h)Nothing contained in this Section 10.2 shall prohibit Comstock from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Comstock Adverse Recommendation Change (including for purposes of Section 11.3(d)(ii)) unless the Comstock Board expressly reaffirms its recommendation to Comstock’s stockholders in favor of the approval of the Comstock Proposals in such disclosure and expressly rejects any applicable Alternate Proposal.

10.3Reasonable Best Efforts

(a)Subject to the terms and conditions of this Agreement, Comstock and the Contributors shall cooperate with the other and use (and shall cause their respective Affiliates to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or Third Party necessary, proper or advisable to consummate the transactions contemplated hereby.

(b)In furtherance and not in limitation of the foregoing, (i) each Party hereto (including by their respective Affiliates) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the Execution Date (unless a later date is mutually agreed to by the Parties hereto), supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, use its reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all other actions consistent with this Section 10.3 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date), request and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and pay 50% of the applicable filing fees under the HSR Act; and (ii) Comstock and the Contributors shall each use their reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the Parties hereto shall use (and shall cause their respective  Affiliates to use) its reasonable best efforts to (i) cooperate in all respects with each other, and provide each other all necessary information and assistance, in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other  Party a reasonable advance opportunity to review and comment thereon and considering in good faith the views of the other Party, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly supply to the other Party copies of all written communications and the substance of any oral communications  received by such Party from, or given by such Party to, any Governmental Authority and  received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party a reasonable opportunity to review and comment in advance, and consider in good faith the views of the other Party and incorporate the other Party’s reasonable comments, in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and give the other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 10.3(b), the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 10.3 in a manner so as to preserve the applicable privilege.

(d)Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a Party, or any of its respective Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets or businesses (or to agree or commit to any of the foregoing), (ii) enter into any consent decree, Order or agreement with any Governmental Authority that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Comstock to own, operate or retain all or any portion of Comstock’s assets, properties or businesses or the Assets or Comstock’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement, (iii) contest, resist or defend any suit, action, investigation or proceeding instituted (or threatened to be instituted) by any Governmental Authority challenging this Agreement or the transactions contemplated hereunder as violating any applicable Law or (iv) have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

10.4NYSE Listing.  Promptly following execution of this Agreement, Comstock shall apply to cause the Stock Consideration to be approved for listing on the NYSE, subject only to official notice of issuance and the Comstock Stockholder Approval.

10.5Contributors’ Conduct Prior to Closing.  Except for (i) the operations or matters set forth on Schedule 10.5 or operations required pursuant to any Lease, applicable Contract or applicable Law, (ii) as required in the event of an emergency to protect life, property or the environment, (iii) as permitted or otherwise contemplated by this Agreement, or (iv) as otherwise consented to by Comstock in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until Closing, the Contributors:

(a)will conduct their business related to the Assets in the ordinary course consistent with the Contributors’ recent practices, subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;

(b)will not commit to any new operation reasonably anticipated by the Contributors to require future capital expenditures by the owner of the Assets in excess of $150,000 without first consulting Comstock;

(c)will not voluntarily terminate, materially amend, or extend any material Contracts;

(d)will use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities;

(e)will maintain all material Permits, approvals, bonds and guaranties affecting the Assets, and make all filings that the Contributors are required to make under applicable Law with respect to the Assets;

(f)will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Leases, Units, Wells or Personal Property except for sales and dispositions of Personal Property or Hydrocarbons made in the ordinary course of business consistent with past practices; and

(g)will not enter into an agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 10.5 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Comstock:

Roland O. Burns

Comstock Resources, Inc.

5300 Town & Country Blvd., Suite 500

Frisco, TX 75034

Fax: 972-668-8812

Email: rburns@comstockresources.com

Comstock’s approval of any action restricted by this Section 10.5 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Contributors’ notice) after the Contributors’ notice to Comstock requesting such consent unless Comstock notifies the Contributors to the contrary during that period.  In the event of an emergency, the Contributors may take such action as a prudent operator would take and shall notify Comstock of such action promptly thereafter.  In cases in which neither Contributor is the operator of an Asset, to the extent that the actions described in this Section 10.5 may only be taken by (or are the primary responsibility of) the operator of such Asset, the provisions of this Section 10.5 shall be construed to require only that the Contributors use commercially reasonable efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements. Without expanding any obligations which the Contributors may have to Comstock, it is expressly agreed that the Contributors shall never have any liability to Comstock with respect to the breach of or failure to perform under this Section 10.5 greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement) IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.6Comstock’s Conduct Prior to Closing.  During the period from the date of this Agreement to Closing, except as consented to in writing in advance by the Contributors, as required by applicable Law or as otherwise specifically required by this Agreement, Comstock shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to Closing, except as set forth in Schedule 10.6, as required by applicable Law, as specifically required by this Agreement or otherwise consented to by the Contributors in writing (which consent shall not be unreasonably withheld, conditioned or delayed) Comstock shall not, and shall not permit any of its Subsidiaries, to:

(b)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Comstock Common Stock or other equity interests, except for dividends by a wholly owned Subsidiary of Comstock to its parent, (ii) purchase, redeem or otherwise acquire Comstock Common Stock or other equity interests of Comstock or its Subsidiaries or any options, warrants, or rights to acquire any such shares of Comstock Common Stock or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of the Comstock Common Stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Comstock Common Stock or other equity interests;

(c)issue, deliver, sell, grant, pledge or otherwise encumber any shares of Comstock Common Stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Comstock Capital Stock on a deferred basis or other rights linked to the value of Comstock Common Stock, including pursuant to agreements as in effect on the date hereof (other than the issuance of shares of Comstock Common Stock (i) upon the settlement of performance share units outstanding under the Comstock Stock Plan on the Execution Date, (ii) upon exercise of the Comstock Warrants outstanding on the Execution Date and (iii) upon conversion of the Comstock Convertible Notes outstanding on the Execution Date, in each case in accordance with their terms as in effect on the Execution Date);

(d)(i) grant any new or modify or increase any existing compensation, bonus or other benefits for any current or former director, officer, employee or independent contractor, (ii) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Comstock Plan or other contract or (iii) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Comstock Plan, other than as required by applicable Law; (iv) hire employees at the executive level or higher or, other than in the ordinary course of business consistent with past practice, any other employees;

(e)except for the Charter Amendment, amend or otherwise change, or authorize or propose to amend or otherwise change, its Organizational Documents;

(f)directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to Comstock and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(g)directly or indirectly sell, lease, license,  farmout, allow to lapse, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(h)adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i)(i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than Comstock or any direct or indirect wholly owned Subsidiary of Comstock;

(j)incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $18,000,000 not provided for in the capital expenditure budget previously provided to the Contributors;

(k)(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the Execution Date of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Comstock included in the Comstock SEC Reports filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to Comstock or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(l)(i) modify, amend, terminate, cancel or extend any Material Comstock Contract or (ii) enter into any Comstock Contract that if in effect on the date hereof would be a Material Comstock Contract;

(m)except for such Actions set forth in Schedule 10.6(m), commence any Action (other than an Action as a result of an Action commenced against Comstock or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $2,500,000 individually or $5,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Comstock;

(n)change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(o)settle or compromise any material liability for Taxes; make, revoke or modify any material Tax election; file any material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; grant any irrevocable power of attorney; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than an agreement or arrangement solely among the members of a group the common parent of which is Comstock or any Tax sharing or indemnification agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements); or change any method of accounting for Tax purposes;

(p)change its fiscal year;

(q)adopt or enter into any collective bargaining agreement or other labor union contract,

(r)terminate any employees of Comstock or its Subsidiaries or otherwise cause any employees of Comstock or its Subsidiaries to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance (documented in accordance with Comstock’s past practices);

(s)fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Comstock and its Subsidiaries as currently in effect;

(t)renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Comstock or any of its Subsidiaries;

(u)enter into any new line of business outside of its existing business;

(v)take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to Closing set forth in Section 11.1 not being satisfied; or

(w)authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

10.7Consents to Assignment and Preferential Rights to Purchase.

(a)Promptly after the Execution Date, the Contributors shall prepare and send (i) notices to the holders of any Consents (including the Required Consents) that are set forth on Schedule 6.1(k) requesting consents to the Assignment and (ii) notices to the holders of any Preferential Rights that are set forth on Schedule 6.1(k) in compliance with the terms of such rights and requesting waivers of such rights.  The Contributors shall use commercially reasonable efforts to cause such consents to assignment and waivers of Preferential Rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that the Contributors shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  Comstock shall cooperate with the Contributors in seeking to obtain such consents to assignment and waivers of Preferential Rights.  Any Preferential Right must be exercised subject to all terms and conditions set forth in the agreement or instrument giving rise to such Preferential Right and in this Agreement, including the successful Closing of this Agreement pursuant to Article 11 as to those Assets for which Preferential Rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 7.6.  If, prior to the Closing, any Party discovers any Consents or Preferential Rights (applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 10.7(a), then (A) the Party making such discovery shall provide the other Party with written notification of such Consents or Preferential Rights, as applicable, (B) the Contributors, following delivery or receipt of such written notification, will promptly send notices to the holders of the Consents requesting consents to the Assignment and notices to the holders of Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 10.7 shall apply to the Assets subject to such Consents or Preferential Rights, as applicable.

(b)In no event shall there be included in the Assignment any Asset for which a Required Consent has not been satisfied.  In cases in which the Asset subject to a Required Consent is a Contract and Comstock is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Comstock due to the unwaived Required Consent, (i) the Contributors shall continue after Closing to use commercially reasonable efforts to satisfy the Required Consent so that such Contract can be transferred to Comstock upon receipt of the Required Consent, (ii) the Contract shall be held by the applicable Contributor for the benefit of Comstock until the Required Consent is satisfied or the Contract has terminated and (iii) Comstock shall pay all amounts due thereunder, perform all obligations thereunder and indemnify such Contributor against any damages incurred or suffered by such Contributor as a consequence of remaining a party to such Contract until the Required Consent is satisfied or the Contract has terminated.  In cases in which the Asset subject to such a Required Consent is a Property and such consent is not satisfied by Closing, the affected Property and the Assets related to that Property shall not be transferred at Closing and the Stock Consideration shall be reduced by the Allocated Value of the Property and related Assets.  If an unsatisfied Required Consent with respect to which an adjustment to the Stock Consideration is made under Section 3.3 is subsequently satisfied prior to the date of delivery of the Final Settlement Statement under Section 11.6, a separate closing shall be held within five (5) Business Days thereof at which (i) the applicable Contributor shall convey the affected Property and related Assets to Comstock in accordance with this Agreement and (ii) Comstock shall tender the Stock Consideration in an amount equal to the Allocated Value of such Property and related Assets to the Contributors.  If such Required Consent is not satisfied by the date of delivery of the Final Settlement Statement under Section 11.6, the Contributors shall have no further obligation to sell and convey such Property and related Assets and Comstock shall have no further obligation to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.

(c)If any Preferential Right is exercised prior to Closing, the Stock Consideration shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.  The Contributors shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Assets under this Agreement.  Should a Third Party fail to exercise its Preferential Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Stock Consideration shall be reduced by the Allocated Values of such Assets.  In the event that such Third Party exercises its Preferential Right following the Closing, the Contributors shall have no further obligation to sell and convey the affected Assets and Comstock shall have no further obligation to purchase, accept and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.  If, on the other hand, the applicable Preferential Rights are waived or expire, a separate closing shall be held within five (5) Business Days thereof at which (i) the applicable Contributor shall convey the affected Assets to Comstock in accordance with this Agreement and (ii) Comstock shall tender the Stock Consideration in an amount equal to the Allocated Value of such Assets to such Contributor.

10.8Compliance.  From and after Closing, Comstock shall comply with contracts, agreements, Leases and applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by Governmental Authorities in connection with the Assets acquired. The Contributors shall use commercially reasonable efforts to cause the transfer of all Permits (on the same terms and conditions) to Comstock as may be necessary under applicable Laws (including Environmental Laws) in connection with the consummation of the transactions under this Agreement to allow Comstock to own and operate the Assets as currently owned and operated and in compliance with applicable Law.

10.9Insurance.  With regard to the Assets:

(a)The Contributors and Comstock acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by each Contributor for itself and, if applicable, its Subsidiaries and Affiliates (such policies are herein called “Contributor Policies”).

(b)Each Contributor agrees that during the period between the Execution Date and the Closing Date, such Contributor shall use its reasonable best efforts to maintain its Contributor Policies with respect to the Assets without obligation of obtaining any additional policies or increased coverages under the Contributor Policies.

(c)The Contributors and Comstock agree that, as of the Closing Date, all of the Contributor Policies shall cease to apply to the Assets and the operations conducted upon or in connection with the Assets and that Comstock shall make no claims under or relating to the Contributor Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

(d)In the event that any Claim is hereafter made under or with respect to any of the Contributor Policies by Comstock or any of its Affiliates, but not an unrelated Third Party, Comstock shall indemnify and defend the applicable Contributor and the Contributor Parties against and shall hold them harmless from such Claim and all costs and expenses (including, without limitation, attorney’s fees and court costs) related thereto.

10.10Access to Comstock Information. Comstock shall, and shall cause each of its Subsidiaries to, afford to the Contributors and their Representatives reasonable access during normal business hours, during the period from and after the Execution Date until the Closing or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Comstock shall, and shall cause each of its Subsidiaries to, furnish promptly to the Contributors:  (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Comstock may reasonably request (including Tax Returns with respect to Asset Taxes filed and those in preparation and the work papers of its auditors); provided, however, that the foregoing shall not require Comstock to disclose any information to the extent such disclosure would contravene applicable Law.  No investigation pursuant to this Section 10.10 or information provided, made available or delivered to the Contributors pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

10.11Financing.

(a)From and after the Execution Date, Comstock shall use reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on terms and conditions acceptable to the Contributors in their sole discretion, including  (i) negotiating, executing and delivering definitive agreements with respect to the Debt Financing on terms and conditions acceptable to the Contributors in their sole discretion, (ii) satisfying and causing to be satisfied (and causing its Affiliates to satisfy), on a timely basis, all conditions applicable to Comstock and its Affiliates in the definitive agreements related to the Debt Financing, (iii) complying with its and its Affiliates respective obligations under the definitive agreements related to the Debt Financing and (iv) enforcing its and its Affiliates respective rights under the definitive agreements related to the Debt Financing.

(b)From and after the Execution Date, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 11, the Contributors shall, and use reasonable best efforts to cause their Representatives (including their auditors) to, use their respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Contributors for use in marketing and offering documents and to enable Comstock to prepare pro forma financial statements) as reasonably requested by Comstock to assist Comstock in the arrangement of the Debt Financing of the transaction; provided, however, that at no time shall the Contributors have any liability or obligation under the Debt Financing. Notwithstanding anything to the contrary herein, any breach by the Contributors of their obligations under this Section 10.11 shall not constitute a breach of the condition precedent set forth in Section 11.1 hereof.

(c)Except as a result of gross negligence, fraud or willful misconduct by the Contributors or their Representatives, or arising from information relating to the Contributors provided in writing by the Contributors or their Representatives (including any historical financial information furnished in writing by or on behalf of such Contributor, and financial statements and audits thereof), Comstock shall indemnify, defend and hold harmless the Contributor Parties and their Representatives from and against any and all losses, damages, claims and reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any action taken in accordance with this Section 10.11 and any information utilized in connection therewith. In addition, Comstock shall, promptly upon written request by a Contributor, reimburse such Contributor for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by such Contributor in connection with the performance of such Contributor’s obligations under this Section 10.11.

10.12Transaction Litigation.  Each of Comstock, on the one hand, and the Contributors, on the other hand, shall have the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced by or against any Third Party following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense.  Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement with any such Third Party regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

10.13Cooperation.  Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets.  Such cooperation shall include the retention and (upon another party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

10.14[Reserved].

10.15Notification of Certain Matters.  Comstock and the Contributors shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Contribution or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Section 11.1) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. Prior to the Closing, the Contributors shall notify Comstock of any changes or additions to Exhibit A with respect to Leases or to Schedule 6.1(k) with respect to Preferential Rights and Consents by delivery of appropriate updates to such Exhibit or Schedule to Comstock.  Such changes or additions shall be deemed to amend such Exhibit or Schedule effective as of the Execution Date for all purposes hereunder, including Section 4.3(b), Section 11.1, and Section 11.3.

10.16Impact of Stock Splits, Etc.  In the event of any change in the number of shares of Comstock Common Stock, or securities convertible or exchangeable into or exercisable for shares of Comstock Common Stock, in each case issued and outstanding after the Execution Date and prior to the Closing by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Stock Consideration and the Per Share Price shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Stock Consideration, subject to further adjustment in accordance with Section 3.3, and the Per Share Price.  Nothing in this Section 10.16 shall be construed to permit Comstock to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

10.17 Board Designation. Prior to the Closing Date, Comstock shall take all necessary corporate action so that upon the Closing the size of the Comstock Board is set at nine (9) members, of which five (5) individuals are designated by the Contributors (the “Contributor Directors”) and are appointed to the Comstock Board. Comstock, through the Comstock Board and subject to the Comstock Board’s fiduciary duties to the corporation and the Comstock stockholders, shall take all necessary action to nominate and recommend five (5) Contributor Directors for election to the Comstock Board in the proxy statements relating to the annual meetings of the Comstock Stockholders following the Closing. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 50% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis), Comstock and the Comstock Board shall only be required to nominate and recommend four (4) Contributor Directors pursuant to this Section 10.17. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 35% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis), Comstock and the Comstock Board shall only be required to nominate and recommend two (2) Contributor Directors pursuant to this Section 10.17. If the Contributors’ (together with any Affiliates of the Contributors) aggregate interest in Comstock falls below 15% of the issued and outstanding Comstock Common Stock (calculated on a Fully Diluted Basis) (the date of such occurrence being the “Threshold Ownership Date”), Comstock and the Comstock Board shall have no obligation to nominate and recommend any Contributor Directors. The Contributors shall provide Comstock notice of the names of the initial Contributor Directors at least ten Business Days prior to the Closing Date. Comstock shall amend its bylaws to provide that, effective as of the Closing, the Contributors may remove any Contributor Director at any time, with or without cause. At any time that Comstock and the Comstock Board have an obligation to recommend any Contributor Directors pursuant to this Section 10.17, (i) Comstock shall not increase the size of the Comstock Board or amend the bylaw provision referenced in the immediately preceding sentence without the prior consent of the Contributors and (ii) the Comstock Board shall appoint at least one Contributor Director selected by the Contributors to the nominating and compensation committees of the Comstock Board. In the event there is a vacancy in the Comstock Board resulting from the departure of a Contributor Director, Comstock, through the Comstock Board and subject to the Comstock Board’s fiduciary duties to the corporation and the

Comstock stockholders, shall appoint an individual designated by the Contributors to fill such vacancy, and such individual shall be a Contributor Director hereunder.

10.18Preemptive Rights.  If Comstock proposes to offer New Securities to any person or entity at any time from and after the Closing Date, Comstock shall, before such offer, deliver to the Contributors an offer (the “Offer”) to issue, upon the terms set forth in this Section 10.18, to the Contributors a number of New Securities (the “Offered Securities”) equal to the Contributors’ Pro Rata Share.  The Offer shall state that Comstock proposes to issue the Offered Securities and specify their number and terms (including purchase price).  The Offer shall remain open and irrevocable for a period of thirty (30) days (the “Preemptive Period”) from the date of its delivery.  The Contributors may accept the Offer by delivering to Comstock a notice (the “Purchase Notice”) within the Preemptive Period.  The Purchase Notice shall state the number of Offered Securities the Contributors agree to purchase.  The issuance of Offered Securities with respect to which the Contributors delivered a Purchase Notice shall be made on a Business Day, as designated by Comstock, after expiration of the Preemptive Period on those terms and conditions of the Offer not inconsistent with this Section 10.18.  If the Contributors did not purchase all Offered Securities, Comstock may issue the remaining Offered Securities or any portion thereof to any person or entity within 90 days after expiration of the Preemptive Period upon terms and conditions no more favorable in the aggregate to the purchasers thereof than specified in the Offer.  This Section 10.18 shall terminate and be of no further force or effect on the Threshold Ownership Date.

10.19Information Rights.  From and after the Closing Date, Comstock shall provide the Contributors with copies of all materials, including notices, minutes and consents, distributed to the members of the Comstock Board at the same time as such materials are distributed to the Comstock Board or, with respect to materials distributed to the Comstock Board for the first time during a meeting of the Comstock Board, as soon as reasonably practicable thereafter; provided, however, that the foregoing shall not apply to materials (a) the disclosure of which would, based on the advice of outside counsel, jeopardize any privilege available to the Comstock Board or Comstock or (b) with respect to which there is, based on the advice of outside counsel, a conflict of interest between Comstock, on the one hand, and Contributors (or any of such Contributors’ Affiliates), on the other hand.  This Section 10.19 shall terminate and be of no further force or effect on the Threshold Ownership Date.

11.	Closing, Termination and Final Adjustments

11.1Conditions Precedent.  Each Party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following:

(a)The respective obligations of each Party hereto to consummate the transactions provided for herein are subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(i)The Comstock Stockholder Approval shall have been obtained in accordance with applicable Law, NYSE rules and the restated articles of incorporation of Comstock;

(ii)Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(iii)No Law, Order, or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(iv)The Stock Consideration deliverable to the Contributors as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(v)The aggregate Stock Consideration less aggregate downward adjustments for Environmental Defects, Title Defects, Required Consents and Preferential Rights excluded from Closing pursuant to Section 10.7, and Casualty Losses shall exceed the Section 351 Threshold Amount.

(b)The obligations of the Contributors to consummate the transactions provided for herein are subject, at the option of the Contributors, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)The Comstock Fundamental Representations shall be true and correct on the Execution Date and on the Closing Date as though made on and as of such date, and the other representations and warranties of Comstock herein contained shall be true and correct in all material respects on the Execution Date and on the Closing Date (except that those representations and warranties of Comstock that are qualified by materiality shall be true and correct in all respects), as though made on and as of such date, in each case except that representations which by their terms are made as of a specified date shall be true and correct as of the date so specified, and Comstock shall have delivered to the Contributors a certificate, dated as of the Closing Date, to that effect;

(ii)Comstock shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing, and Comstock shall have delivered to the Contributors a certificate, dated as of the Closing Date, to that effect;

(iii)Comstock shall have obtained the Debt Financing in such amounts that it will have all necessary funds to consummate the transactions contemplated by this Agreement, including the repayment, prepayment, redemption or repurchase in full of all amounts due or outstanding in respect of the Existing Indebtedness;

(iv)No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by the Contributors or any of their Affiliates;

(v)The Contributors shall have received a tax opinion from Gibson Dunn & Crutcher LLP, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Contribution will qualify as a tax-free exchange within the meaning of Section 351(a) of the Code (except to the extent of any cash received by the Contributors from Comstock pursuant to Section 3.4(c)). In rendering the opinion described in this Section 11.1(b)(v), Gibson Dunn & Crutcher LLP shall have received and may rely upon the certain representations made by Comstock (the “Comstock Representation Letter”) and the Contributors (the “Contributors Representation Letter”) and such other information reasonably requested by Gibson Dunn & Crutcher LLP and provided to it by Comstock or the Contributors for purposes of rendering such opinion; and

(vi)Since the Execution Date, there shall not have occurred a Comstock Material Adverse Effect.

(c)The obligations of Comstock to consummate the transactions provided for herein are subject, at the option of Comstock, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)The representations and warranties of each Contributor herein contained shall be true and correct in all material respects on the Closing Date (except that those representations and warranties of the Contributors that are qualified by materiality shall be true and correct in all respects), as though made on and as of such date, except representations that by their terms are made as of a specified date shall be true and correct as of the date so specified and each Contributor shall have delivered to Comstock a certificate, dated as of the Closing Date, to that effect;

(ii)Each Contributor shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing, and each Contributor shall have delivered to Comstock a certificate, dated as of the Closing Date, to that effect; and

(iii)No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Comstock or any of its Affiliates.

(d)Frustration of Closing Conditions.  Neither Comstock nor the Contributors may rely on the failure of any condition set forth in this Section 11.1 to be satisfied if such failure was caused by such party’s breach of this Agreement.

11.2Closing.  The closing of the transactions contemplated herein (“Closing”) shall occur on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Section 11.1 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), which Closing shall take place at the offices of Locke Lord LLP, located at 2200 Ross Avenue, Suite 2800, Dallas, TX 75201 at 10:00 a.m., local time, or on such other date or time thereafter, or at such other place, as the Contributors and Comstock may agree in writing (the “Closing Date”).  At Closing, the following shall occur:

(a)Comstock and the Contributors shall execute and acknowledge the Assignment in sufficient counterparts to facilitate recording in all applicable jurisdictions;

(b)Comstock and the Contributors shall execute and deliver the Registration Rights Agreement;

(c)Comstock shall file the Charter Amendment with the Nevada Secretary of State, which shall be effective upon filing;

(d)Comstock and Contributors shall execute and acknowledge, if appropriate, any such other assignments, transfers, bills of sale, deeds, or other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Comstock, including without limitation and to the extent required, separate assignments of the Assets on forms approved by the applicable Governmental Authorities in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

(e)To the extent permitted by Law or contract, the Contributors and Comstock shall execute and deliver the requisite number of change of operator forms or other designation of operator forms and any other necessary forms as may be required by any Governmental Authority;

(f)Upon and against delivery of the Assignment and other instruments described in this Section 11.2, Comstock shall issue the Adjusted Stock Consideration to the Contributors;

(g)Comstock and the Contributors shall execute and deliver to Comstock letters-in-lieu or transfer orders;

(h)Each Contributor shall deliver to Comstock a certificate pursuant to the Code Section 1445, in the form of Exhibit “D”, certifying that such Contributor is not a foreign person;

(i)Comstock shall have delivered the Comstock Representation Letter and the Contributors shall have delivered the Contributors Representation Letter; and

(j)Comstock shall have delivered the certificates required by Section 11.1(b)(i) and 11.1(b)(ii) and Contributors shall have delivered the certificates required by Section 11.1(c)(i) and 11.1(c)(ii).

11.3Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, whether (except as expressly set forth below) before or after the Comstock Stockholder Approval has been obtained:

(a)By mutual written agreement of Comstock and the Contributors;

(b)By either Comstock or the Contributors, if the Comstock Stockholder Approval shall not have been obtained upon a vote held at a duly held Comstock Stockholders Meeting, or at any adjournment or postponement thereof; provided that Comstock shall not be permitted to terminate this Agreement pursuant to this Section 11.3(b) if the failure to obtain such Comstock Stockholder Approval is caused by or results from any action or failure to act of Comstock that constitutes a breach of this Agreement;

(c)By either Comstock or the Contributors, if any Governmental Authority having jurisdiction over any Party shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of this Agreement or the transactions contemplated hereby and such Order or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of this Agreement or any transactions contemplated hereby illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 11.3(c) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 11.3(c) occurring;

(d)By the Contributors:

(i)if Comstock shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 10.1(b) or Section 10.2, as to which Section 11.3(d)(iii) will apply), or if any representation or warranty of Comstock shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 11.1(b)(i) or Section 11.1(b)(ii) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice by the Contributors to Comstock of such breach or failure; provided, that the Contributors shall not have the right to terminate this Agreement pursuant to this Section 11.3(d)(i) if the Contributors are then in material breach of any of their representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 11.1(c)(i) or Section 11.1(c)(ii) would not be satisfied;

(ii)if a Comstock Adverse Recommendation Change shall have occurred;

(iii)if Comstock, its Subsidiaries, any of Comstock’s directors or officers or any Representative of Comstock or its Subsidiaries shall have breached or failed to perform the obligations set forth in Section 10.1(b) or Section 10.2.

(e)By Comstock:

(i)if the Contributors shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Contributors shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 11.1(c)(i) or Section 11.1(c)(ii) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice by Comstock to the Contributors of such breach or failure; provided, that Comstock shall not have the right to terminate this Agreement pursuant to this Section 11.3(e)(i) if Comstock is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 11.1(b)(i) or Section 11.1(b)(ii) would not be satisfied;

(ii)if prior to receiving the Comstock Stockholder Approval, in order to enter into (concurrently with such termination) a definitive agreement with respect to a Superior Proposal in accordance with Section 10.2(e); provided, however, that Comstock shall have complied with all provisions of Section 10.2(e), including the notice provision thereof, and shall have contemporaneously with such termination tendered payment to the Contributors of the Termination Fee pursuant to Section 11.5; or

(f)By either Comstock or the Contributors if Closing has not occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 11.3(f) shall not be available to a party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

11.4Notice of Termination; Effect of Termination.

(a)A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.

(b)In the event of termination of this Agreement by any party as provided in Section 11.3, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party (except with respect to the provisions of Article 1, this Section 11.4, Section 11.5, Section 12.4, Sections 12.6 through 12.10, Sections 12.13 through 12.15, the last sentence of Section 12.16, Section 12.18 and Section 12.20) and

the Contributors shall be free immediately to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages for any willful and material breach of any representation, warranty, covenant, agreement or obligation hereunder or fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity.

11.5Termination Fee.

(a)In the event that:

(i)(A) an Alternate Proposal (whether or not conditional) or intention to make an Alternate Proposal (whether or not conditional) is made directly to Comstock Stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Comstock or the Comstock Board, (B) this Agreement is terminated by Comstock or the Contributors pursuant to Section 11.3(b) or Section 11.3(f) or by the Contributors pursuant to Section 11.3(d)(i) and (C) within 12 months after the date of such termination, Comstock enters into an agreement in respect of any Alternate Proposal, or recommends or submits an Alternate Proposal to the Comstock Stockholders for adoption, or a transaction in respect of any Alternate Proposal is consummated, which, in each case, need not be the same Alternate Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this subsection, each reference to “15%” in the definition of “Alternate Proposal” shall be deemed to be a reference to “50%”);

(ii)this Agreement is terminated by Comstock pursuant to Section 11.3(e)(ii);

(iii)this Agreement is terminated by the Contributors pursuant to Section 11.3(d)(ii); or

(iv)this Agreement is terminated by the Contributors pursuant to Section 11.3(d)(iii);

then, in any such event, Comstock shall pay to the Contributors a termination fee equal to $12,400,000 (the “Termination Fee”) less the amount of Contributor Expenses previously paid to the Contributors (if any) pursuant to Section 11.5(b), it being understood that in no event shall Comstock be required to pay the Termination Fee on more than one occasion; provided, that the payment by Comstock of the Termination Fee pursuant to this Section 11.5 shall not relieve Comstock from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(b)In the event this Agreement is terminated by either Comstock or the Contributors pursuant to Section 11.3(b), then Comstock shall reimburse the Contributors for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Contributors or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Contributors’ Expenses”), up to a maximum amount of $2,000,000; provided, that the payment by Comstock of the Contributors’ Expenses pursuant to this Section 11.5(b) (i) shall not relieve Comstock of any subsequent obligation to pay the Termination Fee pursuant to Section 11.3 except to the extent indicated in such Section and (ii) shall not relieve Comstock from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(c)Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by the Contributors (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Alternate Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 11.5(a)(i), (ii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by Comstock pursuant to Section 11.5(a)(ii), or (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Contributors pursuant to Section 11.5(a)(iii) or Section 11.5(a)(iv).  Payment of the Contributors’ Expenses shall be made by wire transfer of same day funds to the accounts designated by the Contributors within two Business Days after Comstock’s having been notified of the amounts thereof by the Contributors.

(d)Comstock acknowledges that the agreements contained in this Section 11.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Contributors would not enter into this Agreement.  Accordingly, if Comstock fails promptly to pay any amounts due pursuant to this Section 11.5, and, in order to obtain such payment, the Contributors commence a suit that results in a judgment against Comstock for the amounts set forth in this Section 11.5, Comstock shall pay to the Contributors their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 11.5 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

11.6Final Adjustments.  Within one hundred twenty (120) days after the date of Closing, the Contributors shall prepare, in consultation with Comstock, a Final Settlement Statement, acting reasonably and in good faith (the “Final Settlement Statement”), setting forth (i) the final adjustments to the Stock Consideration provided in Section 3.3 and (ii) any other adjustments arising pursuant to this Agreement or to which the parties mutually agree.  The Contributors may set off any resulting amount due to Comstock against any amount or sum that Comstock may otherwise owe to the Contributors under the terms of this Agreement.  The

Contributors shall submit the Final Settlement Statement to Comstock, along with evidence of expenses agreed to by Comstock and the Contributors.  Comstock shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement.  If Comstock does not respond to the Final Settlement Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Comstock and final and binding between the parties.  After approval of the Final Settlement Statement, Comstock or the Contributors will send a check or invoice to the Contributors or Comstock, as the case may be, for the net amount reflected therein as owed by such party; provided that with respect to any Final Settlement Statement with respect to the Stock Consideration that results in a net payment to Comstock, Contributors shall satisfy such obligations solely by remitting shares of Comstock Common Stock at the Per Share Price.  If Comstock and the Contributors are unable to agree to all adjustments within thirty (30) days after Comstock’s written objection to the Final Settlement Statement submitted by the Contributors, adjustments which are not in dispute shall be paid by Comstock or the Contributors, as the case may be, at the expiration of such thirty day period and either party may submit such disagreement to an Independent Expert selected in the manner provided in Section 9 for resolution.  An Independent Expert selected with respect to any dispute relating to the Final Settlement Statement need not be the Independent Expert selected pursuant to Section 9 with respect to a Title Defect or Environmental Defect, if any such person had been previously selected with respect to such matters.

12.	Miscellaneous

12.1Oil, Gas and End Product Imbalances.  Regardless of whether the Contributors are overproduced or underproduced as to its share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such over or underproduction, and any pipeline imbalance, in each case determined as of the Effective Time (an “Imbalance”) shall transfer to Comstock as of the Effective Time, and the Contributors shall have no further liability therefor nor benefit therefrom (whichever the case may be) as of the Effective Time.  If a Contributor is a party to a gas balancing agreement(s) or other reconciliation obligations pursuant to any commingling authority covering all or a portion of the Assets, Comstock shall assume all rights and duties of such Contributor pursuant thereto.  If any of the Assets are not covered by a gas balancing agreement or other reconciliation obligations pursuant to any commingling authority, Comstock shall fulfill its obligations under this provision in accordance with applicable Law.  Comstock agrees to indemnify, defend and hold the Contributors and the Contributor Parties harmless against any and all Claims arising directly or indirectly out of Comstock’s failure to fulfill its obligation under this provision.  Comstock and the Contributors will settle all (a) gas Imbalances as between themselves using a settlement price based on “Platts Gas Daily Price Guide” for April 2018, under the heading Monthly Bidweek Spot Gas Prices, Index column, Houston Ship Channel Monthly Index minus $0.10 per MMBtu, and (b) Imbalances for any other Hydrocarbon using a settlement price of $50 per BOE.

12.2Casualty Loss of Assets.  If, after execution of this Agreement and prior to Closing, a portion of the Assets is damaged or destroyed by a Casualty Loss, the Contributors may at their sole option, prior to Closing, repair the damage at its cost or reduce the Stock Consideration by the amount of the damage, or may withdraw the damaged Asset from the sale and reduce the Stock Consideration by the Allocated Value thereof.  Should Comstock and the

Contributors not agree as to the amount of such price reduction such dispute shall be submitted to the Independent Expert for determination.  The term “Casualty Loss” shall mean physical damage to an Asset that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, reservoir changes, or downhole failure (including, without limitation, downhole failure arising or occurring during drilling or completing operations, junked or lost holes or sidetracking or deviating a well) and (c) exceeds Five Hundred Thousand Dollars ($500,000) in value.

12.3Books and Records.  The Contributors shall deliver the Records to Comstock at Closing or within a reasonable time thereafter.

12.4Publicity.  The Contributors and Comstock shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Comstock nor the Contributors shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.  Except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, no such press release shall include any reserve estimates.

12.5Assignment.  Prior to Closing, Comstock may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of the Contributors or their respective successors and assigns, and any such transfer, assignment, sublease or delegation without the Contributors’ consent shall be null and void, ab initio; provided, however, that Comstock may assign its rights to acquire the Assets hereunder to any wholly-owned Subsidiary.  Notwithstanding anything herein to the contrary, Comstock shall remain responsible to the Contributors for all obligations and liabilities under this Agreement and under the Assignment, until expressly released by the Contributors in writing.

12.6Entire Agreement.  This Agreement constitutes the entire agreement between the Contributors and Comstock with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties.  Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision.  This Agreement is for the benefit of the Contributors and Comstock and their respective successors, representatives, and assigns and not for the benefit of any Third Party, except as expressly set forth in Section 4.3.

12.7Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the Parties at any time prior to the Closing Date, whether before or after the Comstock Stockholder Approval has been obtained; provided, however, that after the Comstock Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval by the Comstock Stockholders without such further approval.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

12.8Notices.  All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to Comstock:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns, President

E-mail: rburns@comstockresources.com

With copy to:

Locke Lord LLP

2200 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Jack Jacobsen

E-mail: jjacobsen@lockelord.com

If to the Contributors:

c/o Arkoma Drilling, L.P.

5950 Berkshire Lane, Suite 1400

Dallas, TX 75225

Attention:  Bob Roth

E-mail:  broth@arkomavp.com

With copy to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Ave., Suite 1100

Dallas, Texas 75201

Attention: Doug Rayburn

E-mail:  drayburn@gibsondunn.com

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Tull Florey

E-mail: tflorey@gibsondunn.com

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth.  Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if either hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

12.9Governing Law.  This Agreement shall be governed by the Laws of the State of Texas, without giving effect to any principles of conflicts of law, and, to the extent mandatorily applicable to the internal affairs of Comstock, the Laws of the State of Nevada.  The validity of the Assignments affecting the title to real property shall be governed by and construed in accordance with the Laws of the jurisdiction in which such Property is situated.  The provisions contained in such Assignments and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the principles of conflict of laws.

12.10Confidentiality.  Comstock agrees that all information furnished or disclosed by the Contributors or acquired by Comstock in connection with the sale of the Assets shall remain confidential prior to Closing.  Comstock may disclose such information only to its Subsidiaries, Affiliates, or Representatives who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Comstock agrees that all information furnished or disclosed by the Contributors or acquired by Comstock in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, with the Contributors a third party beneficiary of any privilege held by Comstock.  Comstock and its Representatives shall promptly return to the Contributors any and all materials and information furnished or disclosed by the Contributors relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and destroy any information relating to the Assets and independently acquired by Comstock.  In the event of any conflict between this Section 12.10 and any other confidentiality agreement affecting Comstock and the Contributors, this Section 12.10 shall control.

12.11Survival of Certain Obligations.  Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, representations, warranties and continuing obligations of Comstock, and all obligations of either party for indemnity and defense contained in this Agreement shall survive the Closing and the execution and delivery of the Assignment and shall not be merged therewith.

12.12Further Cooperation.  After Closing, each Party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

12.13Counterparts.  This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

12.14Exhibits and Schedules.  All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. All capitalized terms in the Schedules shall have the meanings ascribed to them herein except as otherwise defined therein.

12.15Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.16Expenses, Post-Closing Consents and Recording.  Notwithstanding other provisions of this Agreement, Comstock shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Comstock in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith.  Comstock shall supply the Contributors with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available.  Notwithstanding anything to the contrary, Comstock shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Comstock or the Contributors in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

12.17CONSPICUOUSNESS/EXPRESS NEGLIGENCE.  THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE) OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT, EXCEPT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  COMSTOCK AND THE CONTRIBUTORS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.18Waiver of Certain Damages; Limitation on Contributors’ Indemnity.  Each Party irrevocably waives and agrees not to seek punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof.  For the avoidance of doubt, this Section 12.18 does not diminish or otherwise affect the Parties’ rights and obligations to be indemnified against, and provide indemnity for, punitive or exemplary damages awarded to any Third Party for which indemnification is provided in this Agreement.

12.19Time of the Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.

12.20Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to Section 11.3, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in each case in accordance with this Section 12.20, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 12.20. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.20, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

[Signature Page follows]

IN WITNESS WHEREOF, the Contributors have executed this Agreement effective as of the Execution Date.

CONTRIBUTORS:

ARKOMA DRILLING, L.P.

By:	/s/ Robert Roth
Name:	Robert Roth
Title:	Assistant Secretary

WILLISTON DRILLING, L.P.

By:	/s/ Robert Roth
Name:	Robert Roth
Title:	Assistant Secretary

IN WITNESS WHEREOF, Comstock has executed this Agreement effective as of the Execution Date.

COMSTOCK:

COMSTOCK RESOURCES, INC.

By:	/s/ Jay Allison
Name:	M. Jay Allison
Title:	Chief Executive Officer